UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

AKAMAI TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2012

To our Stockholders:

I am pleased to invite you to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Akamai Technologies, Inc. (“Akamai”) to be held on Wednesday, May 16, 2012, at 9:30 a.m. at the Royal Sonesta Hotel, 40 Edwin H. Land Boulevard, Cambridge, Massachusetts, 02142.

At the Annual Meeting, stockholders will consider and vote upon the following matters:

(1)	To elect the four nominees named in the attached proxy statement as members of our Board of Directors to serve as Class I directors for a term of three years;

(2)	To conduct an advisory vote on executive officer compensation;

(3)	To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of Akamai for the fiscal year ending December 31, 2012; and

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Details regarding admission to the meeting and the business to be conducted at the meeting are more fully described in the accompanying Notice of 2012 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of and continued interest in Akamai.

Sincerely,

/s/ Paul Sagan

PAUL SAGAN
President and Chief Executive Officer

AKAMAI TECHNOLOGIES, INC.

8 CAMBERIDGE CENTER

CAMBRIDGE, MASSACHUSETTS 02142

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 16, 2012

The 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Akamai Technologies, Inc. (“Akamai”) will be held on Wednesday, May 16, 2012, at 9:30 a.m., local time, at the Royal Sonesta Hotel, 40 Edwin H. Land Boulevard, Cambridge, Massachusetts, 02142.

At the Annual Meeting, we expect stockholders will consider and vote upon the following matters:

(1)	To elect the four nominees named in this proxy statement as members of our Board of Directors to serve as Class I directors for a term of three years;

(2)	To conduct an advisory vote on executive officer compensation;

(3)	To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of Akamai for the fiscal year ending December 31, 2012; and

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 23, 2012, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. The stock transfer books of Akamai will remain open for the purchase and sale of Akamai’s common stock.

All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

/s/ Melanie Haratunian

MELANIE HARATUNIAN
Senior Vice President, General Counsel and Secretary

Cambridge, Massachusetts

April 5, 2012

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON AT THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AND YOUR PROXY IS REVOCABLE AT YOUR OPTION BEFORE IT IS EXERCISED.

AKAMAI TECHNOLOGIES, INC.

8 CAMBRIDGE CENTER

CAMBRIDGE, MASSACHUSETTS 02142

PROXY STATEMENT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF AKAMAI TECHNOLOGIES, INC. FOR USE AT THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT THE ROYAL SONESTA HOTEL, 40 EDWIN H. LAND BOULEVARD, CAMBRIDGE, MASSACHUSETTS, 02142 AT 9:30 AM LOCAL TIME ON MAY 16, 2012, AND AT ANY ADJOURNMENT OR ADJOURNMENTS OF THAT MEETING. You may obtain directions to the location of the 2012 Annual Meeting of Stockholders by contacting Investor Relations, Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142; telephone: 617-444-3000.

Our Annual Report to Stockholders for the year ended December 31, 2011 is being mailed to our stockholders with the mailing of the Notice of 2012 Annual Meeting of Stockholders and this Proxy Statement on or about April 5, 2012.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual

Meeting of Stockholders to be Held on May 16, 2012:

This Proxy Statement and the 2011 Annual Report to Stockholders are available for viewing, printing and downloading at www.akamai.com/proxy.

You may obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission, which we sometimes refer to herein as the Commission, except for exhibits thereto, without charge upon written request to Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142, Attn: Investor Relations. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Certain documents referenced in this Proxy Statement are available on our website at www.akamai.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this Proxy Statement.

PART ONE

ATTENDANCE AND VOTING MATTERS

FREQUENTLY ASKED QUESTIONS ABOUT VOTING AND ATTENDANCE

Q:	Who can attend the Annual Meeting of Stockholders?

A:	Each holder of Akamai common stock, par value $.01 per share, on March 23, 2012 is invited to attend the Annual Meeting. You may be asked to provide evidence that you are a qualifying stockholder such as a brokerage account statement, a letter from your broker, bank or other nominee or a copy of your voting instruction card. For registered stockholders, this would include a government-issued form of identification.

Q:	Can I access the Proxy Statement and Annual Report on the Internet?

A:	Yes. Our Proxy Statement and Annual Report to Stockholders are available on our website at www.akamai.com/proxy.

Q.	In the future, can I access copies of the Proxy Statement and Annual Report on the Internet instead of receiving paper copies?

A:	Yes. A stockholder of record may sign up for this option by going to www.investorvote.com. If you are not a stockholder of record, please refer to the information provided by your broker, bank or nominee for instructions on how to elect to access future proxy materials on the Internet. Stockholders who elect electronic access will receive an e-mail message next April containing the Internet address for access to next year’s proxy materials. Your choice will remain in effect until you advise us by written correspondence that you wish to resume mail delivery of these documents.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most Akamai stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record—If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to Akamai or to a third party, or to vote in person at the meeting.

Beneficial Owner—If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee to vote in accordance with your instructions and you also are invited to attend the annual meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	When is the record date and who is entitled to vote?

A:	The record date for the Annual Meeting is March 23, 2012. Holders of Akamai common stock on that date are entitled to one vote per share. As of the record date, there were issued, outstanding and entitled to vote an aggregate of 179,077,805 shares of our common stock.

Q:	What will constitute a quorum for the meeting?

A:	Under our bylaws, the holders of a majority of the shares of our common stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Shares of our common stock present in person or represented by executed proxies received by us (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present. If the shares you own are held in “street name,” the bank, brokerage firm or nominee, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions your bank, brokerage firm or nominee provides you. “Broker non-votes” are shares held in “street name” through a bank, broker or nominee that indicates on its proxy that it does not have or did not exercise discretionary authority to vote such shares as to a particular matter.

Q:	How many votes are required for approval of different matters?

A:	As of the date of this Proxy Statement, the election of directors to take place at the Annual Meeting is an uncontested election. To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions will have no effect on the election of directors since only votes “For” or “Against” a nominee will be counted. All other actions to be considered at the Annual Meeting require the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the meeting. Shares that abstain from voting as to a particular matter and “broker non-votes” will not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting of each matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter. The “say on pay” matter described in Part Five, Item Three below is a non-binding proposal.

Stockbrokers, banks and other nominees that are member firms of the New York Stock Exchange and who hold shares in “street name” for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Stockbrokers, banks and other nominees will have this discretionary authority with respect to routine matters such as the ratification of the appointment of our independent registered public accounting firm; however, they will not have this discretionary authority with respect to the election of directors or say on pay. As a result, with respect to all matters other than ratification of the appointment of our independent registered public account firm, if the beneficial owners have not provided instructions with respect to that matter, those beneficial owners’ shares will be included in determining whether a quorum is present but will not be voted and will be considered to be an abstention, having no effect on the vote for such matters.

Q:	What happens if an incumbent director nominee fails to receive more “For” votes than “Against” votes in an uncontested election?

A:

Our Corporate Governance Guidelines set forth a process that takes effect if an incumbent director nominee receives more “Against” votes than “For” votes in an uncontested election. Upon such an occurrence, the affected director is expected, promptly following certification of the shareholder vote, to submit to the Board of Directors his or her offer to resign from the Board of Directors for consideration. The Nominating and Corporate Governance Committee of the Board of Directors shall promptly consider the resignation submitted by such incumbent director and recommend to the Board of Directors the action to be taken with respect to the offer to resign. Such action may range from accepting the resignation, to maintaining such incumbent director but addressing what the Nominating and Corporate Governance Committee believes to be the underlying cause of the withheld votes, to resolving that such incumbent director will not be re-nominated for election in the future, to rejecting the resignation, to such other action that the Nominating and Corporate Governance Committee determines to be in the best interests of Akamai and our shareholders. In making its recommendation, the Nominating and Corporate Governance Committee shall consider all factors it deems relevant. The Board of Directors shall then act on the Nominating and Corporate Governance Committee’s recommendation, considering the factors considered by the Nominating and Corporate Governance Committee and such additional information and factors the Board of Directors believes to be relevant. Following the Board of Directors’ determination, we shall promptly publicly disclose in a document filed or furnished with the Commission the Board of Directors’ decision regarding the action to be taken with respect to such incumbent director’s resignation. If the Board of Directors’ decision is to not accept the resignation, such disclosure shall include the reasons for not accepting the resignation. If the director’s resignation is accepted, then the Board of Directors may fill the resulting vacancy in accordance with our bylaws. Our Corporate Governance Guidelines are posted on our website at www.akamai.com.

Q:	How will my proxy be voted? Can I revoke my proxy?

A:	All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted (i) in favor of the election of George Conrades, Martin M. Coyne II, Jill Greenthal and Geoffrey Moore; (ii) in favor of the ratification of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2012 and (iii) in favor of our 2011 executive compensation arrangements, which matters are described in this Proxy Statement. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of a signed proxy with a later date or a later-dated written revocation to our Secretary or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

Q:	Who pays for the solicitation of proxies?

A:	All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our Board of Directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph, electronic mail and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Q:	Are there matters to be voted on at the Annual Meeting that are not included in the proxy?

A:	Our Board of Directors does not know of any other matters that may come before the Annual Meeting; however, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Q:	What is “householding”?

A:	Some banks, brokers and nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to us at the following address or call us at the following phone number:

Akamai Technologies, Inc.

8 Cambridge Center

Cambridge, Massachusetts 02142

Attention: Investor Relations

Phone: 617-444-3000

If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder.

PART TWO

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table includes information as to the number of shares of our common stock beneficially owned as of March 1, 2012, by the following:

•	each of our directors;

•

our Named Executive Officers, who consist of (i) our principal executive officer; (ii) our principal financial officer; (iii) our three other most highly compensated employees who were serving as executive officers on December 31, 2011 and (iv) one additional employee who would have been included in clause (iii) but for the fact that he was not serving as one of our executive officers at the end of 2011;

•	all of our Named Executive Officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to shares of common stock identified below, except to the extent authority is shared by spouses under applicable law. Beneficial ownership includes any shares that the person has the right to acquire within 60 days after March 1, 2012, through the exercise of any stock option or other equity right. We are not aware of any stockholder that beneficially owns more than 5% of the outstanding shares of our common stock. The address of each individual identified in the table below is c/o Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142. On March 1, 2012, there were 178,130,814 shares of our common stock outstanding.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding (%)
5% Stockholders

The Vanguard Group, Inc. (1)	9,796,756	5.5
T. Rowe Price Associates, Inc. (2)	9,049,650	5.1

Directors

George H. Conrades (3)	1,027,275	*
Martin M. Coyne II (4)	45,761	*
Pamela J. Craig (5)	6,583	*
C. Kim Goodwin (6)	51,447	*
Jill A. Greenthal (7)	43,674	*
Peter J. Kight (8)	110,684	*
F. Thomson Leighton	3,476,636	2.0
Geoffrey A. Moore (5)	25,000	*
Paul Sagan (9)	1,436,067	*
Frederic V. Salerno	43,136	*
Naomi O. Seligman (10)	15,479	*

Other Named Executive Officers

Debra L. Canner (11)	71,405	*
Melanie Haratunian (12)	224,541	*
Robert W. Hughes (13)	323,993	*
J. Donald Sherman (14)	362,638	*
David Kenny (15)	41,034	*
All Named Executive Officers and directors as a group (16 persons) (16)	7,305,353	4.1

*	Percentage is less than 1% of the total number of outstanding shares of our common stock.

(1)	The information reported is based on a Schedule 13G dated February 7, 2012, filed with the Commission by The Vanguard Group, Inc. The Vanguard Group, Inc. reports its address as 100 Vanguard Blvd., Malvern, PA 19355.
(2)	The information reported is based on a Schedule 13G dated February 10, 2012, filed with the Commission by T. Rowe Price Associates, Inc. T Rowe Price Associates, reports its address as 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe Price Associates has also informed us that the securities are owned by various individual and institutional investors and mutual funds for which it serves as investment advisor with power to direct investments and/or sole power to vote the securities. T. Rowe Price Associates has informed us that, for purposes of the Securities Exchange Act of 1934, it is deemed to be a beneficial owner of such securities; however, it expressly disclaims that it is, in fact, the beneficial owner of such securities.
(3)	Includes 22,340 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2012 and 1,500 shares held by Mr. Conrades’ wife.
(4)	Includes 31,500 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2012.
(5)	Consists of shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2012.
(6)	Includes 5,468 shares of our common stock issuance upon the exercise of stock options exercisable within 60 days after March 1, 2012.
(7)	Includes 25,000 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2012.
(8)	Includes 6,405 shares of our common stock held by Mr. Kight’s wife in a trustee capacity and 2,725 held by a charitable foundation over which Mr. Kight can exercise investment control.
(9)	Includes 1,079,178 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2012 and 6 shares held by Mr. Sagan in a trustee capacity.
(10)	Includes 11,750 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2012.
(11)	Includes 54,330 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2012.
(12)	Includes 200,888 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2012 and 500 shares held by Ms. Haratunian as the executor of an estate.
(13)	Includes 306,464 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2012.
(14)	Includes 263,964 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2012.
(15)	Mr. Kenny is included as a Named Executive Officer because he would have been one our three most highly-compensated executive officers (other than our principal executive officer and principal financial officer) but for the fact that he was not serving as one of our executive officers at the end of 2011.
(16)	Includes 2,032,465 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 1, 2012.

Stock Ownership Guidelines

During 2011, we implemented stock ownership guidelines for our senior management team and Board of Directors. Pursuant to the guidelines, each member of Akamai’s senior management team is required to own a number of shares of our common stock having at least the value calculated by applying the following multiples: for the Chief Executive Officer, four times his base salary; for each other Named Executive Officer, three times his or her base salary; and for each other senior executive who reports directly to the Chief Executive Officer or the President, two times his or her base salary. In addition, each non-employee director is required to own a number of shares of our common stock having a value equal to three times his or her then-current base cash retainer. If a director’s base cash retainer or an executive’s salary is increased, the minimum ownership requirement shall be re-calculated at the end of the year in which the increase occurred, taking into account our stock price at that time. If a non-employee director or executive fails to meet the ownership guidelines as of a test date that occurs after the period of time for attainment of the ownership level, he or she will not be permitted to sell any shares of our common stock until such time as he or she has exceeded the required ownership level. A more detailed description of these guidelines, including the deadline by which the initial attainment of the applicable level is required, is set forth in our Corporate Governance Guidelines, which are posted on our website at www.akamai.com/html/investor/corporate_governance.

PART THREE

CORPORATE GOVERNANCE MATTERS

Corporate Governance

We have adopted a written Code of Business Conduct and Ethics that applies to, among others, our principal executive officer, principal financial and accounting officer, or persons serving similar functions. The text of our Code of Business Conduct and Ethics is available on our website at www.akamai.com. We did not waive any provisions of the code of business conduct and ethics during the year ended December 31, 2011. If we amend, or grant a waiver under, our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial or accounting officer, or persons performing similar functions, we intend to post information about such amendment or waiver on our website at www.akamai.com. We have adopted Corporate Governance Guidelines, a copy of which is also available on our website at www.akamai.com/html/investor/corporate_governance.

Our Board of Directors

Our Board of Directors currently consists of 11 persons, divided into three classes, serving staggered terms of three years, as follows: four Class I directors (with terms expiring at the 2012 Annual Meeting of Stockholders), four Class II directors (with terms expiring at the 2013 Annual Meeting of Stockholders) and three Class III directors (with terms expiring at the 2014 Annual Meeting of Stockholders). Set forth below is information about the professional experiences of members of our Board of Directors, including the nominees for re-election at the 2012 Annual Meeting of Stockholders. In addition, for each individual, we discuss the specific experience, qualifications and attributes that we believe qualify him or her to serve on our Board of Directors.

Nominees for Director With Terms That Expire in 2012 (Class I Directors)

George H. Conrades, age 73, was named our non-executive Chairman of the Board in July 2011. Previously, Mr. Conrades served as our Chairman and Chief Executive Officer from April 1999 until April 2005 and as our Executive Chairman from April 2005 until July 2011. He has been a director since December 1998. Mr. Conrades has also been a venture partner of Polaris Venture Partners, Inc., an early stage investment company, since August 1998. Mr. Conrades previously served as Executive Vice President of GTE and President of GTE Internetworking, an integrated telecommunications services firm and Chief Executive Officer of BBN Corporation, a national Internet services provider and Internet technology research and development company. Prior to joining BBN Corporation, Mr. Conrades was a Senior Vice President at International Business Machines Corporation, or IBM, a developer of computer systems, software, storage systems and microelectronics, and a member of IBM’s Corporate Management Board. Mr. Conrades is currently a director of Harley-Davidson, Inc., a motorcycle manufacturer, Oracle Corporation, an enterprise software company, and Ironwood Pharmaceuticals, Inc., a pharmaceuticals company. Mr. Conrades also previously served as a director of Cardinal Health, Inc., a provider of services supporting the healthcare industry.

With decades of technology leadership and sales experience, including serving for more than five years as our Chairman and Chief Executive Officer, Mr. Conrades brings vital strategic, operating and leadership expertise to our Board of Directors. In particular, we believe that his unparalleled ability to understand customers and evangelize Akamai’s value proposition enables him to provide important insight into our business and market developments. Our Board of Directors relies heavily on these contributions. Mr. Conrades’ service on other boards of directors has also enabled him to provide keen insight into broader markets and corporate governance trends affecting public companies.

Martin M. Coyne II, age 63, has served as a director of Akamai since November 2001. Mr. Coyne was named our Lead Director in May 2003. Between 1995 and his retirement in July 2003, Mr. Coyne served in a variety of senior management positions at the Eastman Kodak Company, which develops, manufactures and markets imaging products and services. Mr. Coyne most recently served as Group Executive, Photography Group, and Executive Vice President of Eastman Kodak. Mr. Coyne also serves on the boards of directors of BioClinica, which provides clinical trial design and management for pharmaceutical, biotechnology and medical devices companies, and two private companies, Urovalve, Inc. and RockTech. He is also President and CEO of the New Jersey Chapter of the National Association of Corporate Directors. In the past, he has served as a director of OpenPages Inc. and Avecia Group Ltd and as Chairman of the Board of Welch Allyn.

Mr. Coyne’s long experience at Eastman Kodak and as a member of boards of directors of numerous other companies has enabled him to provide meaningful advice on operational issues, strategy and CEO succession planning to our management and other members of our Board of Directors as they address considerations for overseeing and guiding a complex and evolving organization. Mr. Coyne has provided keen insight into the oversight of risk management and corporate governance, succession planning and executive development issues, which enhances the ability of the Board to fulfill its fiduciary role. Over the course of his years of service on our Board of Directors, including nine as our Lead Director, he has demonstrated invaluable skill in taking a primary role in ensuring strong corporate governance and effective communication among directors and between the Board and senior management.

Jill A. Greenthal, age 55, has served as a director of Akamai since October 2007. Ms. Greenthal has been a Senior Advisor in the Private Equity Group of The Blackstone Group, a global asset manager and provider of financial services, since September 2007. From 2003 until September 2007, she was a Senior Managing Director in Blackstone’s Advisory Group. Prior to joining Blackstone in 2003, Ms. Greenthal was Co-Head of the Global Media Investment Banking Group, a Member of the Executive Board of Investment Banking, and Co-Head of the Boston office of Credit Suisse First Boston, an investment bank. Ms. Greenthal currently serves on the board of directors of Michaels Stores, a privately-owned operator of craft stores, Orbitz Worldwide, Inc., an online travel agency, and The Weather Channel, a privately-held media company. She previously served as a director of Freedom Communications, a media company, Martha Stewart Omnimedia, a diversified media and merchandising company, Houghton Mifflin, a publishing company and Universal Orlando Resort, operator of a destination resort.

Akamai’s management and Board of Directors rely heavily on Ms. Greenthal’s rich experience as a leading investment banker and advisor, a role that has given her a deep understanding of capital markets and financial matters. In addition, for nearly a decade, she advised Akamai on financial matters, including debt and equity financing transactions and acquisitions. As a result, Ms. Greenthal can apply her expertise within the context of her unique understanding of Akamai’s management, our business model and our financial structure in a way that significantly enhances the Board’s ability to perform its oversight role. In addition, Ms. Greenthal has more than 25 years of experience working with Internet and media companies as they have built their businesses; we believe this experience enables her to provide valuable counsel to both our management and fellow directors.

Geoffrey A. Moore, age 65, has served as a director of Akamai since October 2006. Dr. Moore has been a Managing Director of Geoffrey Moore Consulting, a management consulting firm, since June 2011. From May 2003 until June 2011, he was Managing Director of TCG Advisors LLC, a management consulting firm. He currently serves as Chairman Emeritus of TCG Advisors and Chasm Institute and The Chasm Group, management consulting firms that he co-founded. Dr. Moore is also a venture partner at Mohr Davidow Ventures, a venture capital firm, and serves as an advisor to many of its portfolio companies.

Dr. Moore has decades of experience as a valued and visionary consultant to high technology companies, developing an expertise on strategic innovation, organizational evolution and how different individuals and companies approach it. We believe that his understanding of ways to improve organizational behavior enhances our Board’s ability to advise management on the pursuit of goals to increase stockholder value. As Chair of our Nominating and Corporate Governance Committee, Dr. Moore applies his judgment and ability to build consensus on ways to maintain the strength of our Board of Directors and ensure that Akamai remains a leader in strong corporate governance.

Directors Whose Terms Expire in 2013 (Class II Directors)

Pamela J. Craig, age 55, joined our Board of Directors in 2011. She has been the Chief Financial Officer of Accenture, a global management consulting, technology services and outsourcing organization since October 2006. From March 2004 to October 2006, she was Accenture’s senior vice president—Finance. Ms. Craig previously was a director of Avanade, a business technology services provider.

We believe that the knowledge, leadership experience and expertise Ms. Craig has developed in her significant leadership role at Accenture provides us with unique insight into how to manage a large, global organization that has grown rapidly. Her understanding of the challenges our current and potential customers face in interacting with customers, suppliers and partners across the world in a rapidly changing technological environment helps us better understand the markets we address. Furthermore, in light of her role as a chief financial officer, her understanding of complex global business issues and financial and accounting matters has enabled her to become an important contributor to our Board, particularly the Audit Committee and its functions.

F. Thomson Leighton, age 55, has served as our Chief Scientist and as a director since August 1998. Dr. Leighton has been a professor of Mathematics at the Massachusetts Institute of Technology since 1982. Dr. Leighton is a former two-term chair of the 2,000-member Association of Computing Machinery Special Interest Group on Algorithms and Complexity Theory, and a former two-term Editor-in-Chief of the Journal of the Association for Computing Machinery, one of the nation’s premier journals for computer science research.

Dr. Leighton co-founded Akamai. We believe that his understanding of our technology and how the Internet works is unequaled. He has continually demonstrated his ability to inspire Akamai employees to excellence, enlighten our customer base about Akamai’s services and drive technological developments. By bringing this expertise and perspective to our Board of Directors, Dr. Leighton is a conduit for crucial information and has frequently helped educate fellow directors about evolving technical and market trends in the industry and ways to position Akamai to address those needs.

Paul Sagan, age 53, became our Chief Executive Officer and a member of our Board of Directors in January 2005 and served as our President from May 1999 until September 2010 and again from September 2011 until the present. Mr. Sagan joined Akamai in October 1998 as Vice President and Chief Operating Officer. From July 1997 to August 1998, Mr. Sagan was Senior Advisor to the World Economic Forum, a Geneva, Switzerland-based organization that provides a collaborative framework for leaders to address global issues. Previously, Mr. Sagan held senior executive positions at global media and entertainment companies Time Warner Cable and Time Inc., affiliates of Time Warner, Inc., as well as at CBS, Inc. Mr. Sagan also serves on the boards of directors of EMC Corporation, a developer and provider of information infrastructure technology and solutions and iRobot, Inc., a provider of robotic technology-based solutions. He previously was a director of Digitas, Inc., a relationship marketing services firm, from 2006 to 2007 and Dow Jones & Co., a media and information services company, during 2007.

In Mr. Sagan’s roles as Chief Operating Officer, President and Chief Executive Officer, he has overseen every aspect of our operations. We believe that he has an unparalleled understanding of our business, personnel, the markets in which we operate and our customers. Accordingly, he has provided vital information and insight to the Board of Directors on the challenges and opportunities facing the company. In addition, Mr. Sagan’s high level of integrity and strong sense of corporate responsibility are key attributes that contribute to the effective functioning of our Board. Mr. Sagan has served and continues to serve on the boards of other public companies, and he brings valuable experience from those directorships to his service on our Board.

Naomi O. Seligman, age 73, has served as a director of Akamai since November 2001. Ms. Seligman has been a senior partner at Ostriker von Simson, a consulting firm focusing on information technology, since June 1999. The partners of Ostriker von Simson chair the CIO Strategy Exchange, which regularly brings together four vital quadrants of the information technology sector: invited chief information officers, or CIOs, from the largest multinational enterprises, premier venture capitalists, CEOs from prominent computer companies, and entrepreneurs leading innovative emerging technology firms. Previously, Ms. Seligman served as a co-founder and senior partner of the Research Board, Inc., a private sector institution sponsored by one hundred CIOs from major corporations. She also serves on the boards of directors of The Dun & Bradstreet Corporation, a provider of business information services, and Oracle Corporation, an enterprise software company. Ms. Seligman previously served as a director of Sun Microsystems, a provider of network hardware, software and services.

Ms. Seligman’s career has led her to advise chief executives and technology leaders at a wide range of the largest enterprises in the United States and abroad. She has been able to impart the insight and understanding gleaned from this experience to our management and Board to enable them to better understand our customers’ needs, emerging trends in Akamai’s markets and efficient ways to pursue our goals. Furthermore, Ms. Seligman’s experience, intelligence and willingness to challenge assumptions stimulate productive Board discussions to ensure that there are fulsome and appropriate deliberations.

Directors Whose Terms Expire in 2014 (Class III Directors)

C. Kim Goodwin, age 52, re-joined Akamai as a director in October 2008, having previously served between January 2004 and November 2006. She has been employed as a consultant and private investor since July 2008. From September 2006 until July 2008, Ms. Goodwin was based in London as Managing Director and Head of Equities (Global), Asset Management Division of Credit Suisse Group, a financial services company. From September 2002 through January 2005, Ms. Goodwin was Chief Investment Officer—Equities at State Street Corporation, a money management firm. Ms. Goodwin also serves on the board of directors of Popular Inc., a financial services conglomerate with operations in the United States, Caribbean and Central America. She was previously a director of CheckFree Corporation, a provider of information management and electronic commerce solutions that was acquired by Fiserv, Inc.

We believe that Ms. Goodwin’s rigorous analytical skills and understanding of financial markets are vital contributions to our Board. Further, Ms. Goodwin’s experience as a senior investment officer and her advisory board service at numerous financial services firms helps her provide an investor perspective to Board deliberations and guidance that better enables the Board and senior management to maintain alignment of their interests with those of stockholders. Ms. Goodwin’s perspective as an investor and the breadth of her experience position her well as Chair of Akamai’s Compensation Committee, a position she assumed in May 2011. Ms Goodwin has also provided us valuable insight into international businesses, worldwide financial markets and economies, and risk management issues.

Peter J. Kight, age 55, has served as a director of Akamai since March 2004. Since January 2010, Mr. Kight has been a managing partner of The ComVest Group, a private investment firm focused on providing debt and equity solutions to middle-market companies. From December 1981 until December 2007, Mr. Kight was Chairman of the Board of Directors, Chief Executive Officer and a director of CheckFree Corporation, a provider of financial electronic commerce services and products. Since December 2007, Mr. Kight has served as a member of the board of directors of Fiserv, Inc., a provider of information management and electronic commerce solutions, and from December 2007 until March 2010, as Vice Chairman of Fiserv’s board of directors. Mr. Kight was a director of CheckFree Corporation between 1981 and 2007.

Mr. Kight brings to our Board of Directors many years of successful operating experience as a chief executive of a provider of electronic commerce solutions; consequently, he is able to provide insight and guidance with respect to areas that are of vital importance to Akamai’s ability to meet the changing Internet-focused needs of our customers. As a member and past chair of our Compensation Committee, Mr. Kight has provided thoughtful, principled and intelligent leadership to an increasingly complex area to help ensure that the short- and long-term interests of stockholders and management are aligned.

Frederic V. Salerno, age 68, has served as a director of Akamai since April 2002. From 1997 until his retirement in September 2002, Mr. Salerno served in a variety of senior management positions at Verizon

Communications, Inc., a provider of communications services, and its predecessors. At the time of his retirement, Mr. Salerno had been serving as Vice Chairman and Chief Financial Officer. Mr. Salerno also serves on the board of directors of CBS Broadcasting, Inc., a media company, Intercontinental Exchange, an electronic exchange for trading wholesale energy and metals commodities, National Fuel Gas Company, a diversified energy company, and Viacom, Inc., a media company. Mr. Salerno also served as a director of Bear Stearns & Co., Inc., a financial services company, Consolidated Edison, Inc., an energy company, and Popular Inc., a financial holding company.

Leveraging his experience as Chief Financial Officer for Verizon and service on other boards of directors, Mr. Salerno brings to our Board a deep understanding of financial markets, financial statements and investments. As Chair of the Audit Committee, he has demonstrated the ability to quickly and concisely understand information about our audited financial statements and disclosure controls and procedures, and he cogently communicates the conclusions he draws to his fellow Board members, our management and our independent auditors. The Board heavily relies on his judgment and operating experience. Mr. Salerno is a particularly valued advisor to management and other directors when we are contemplating strategic initiatives to enable future growth.

Board Leadership and Role in Risk Oversight

Chairman of the Board

George Conrades is our non-executive Chairman of the Board. In this role, he works with the Lead Director and Chief Executive Officer to prepare Board of Directors meeting agendas, chairs meetings of the Board of Directors and our annual stockholder meetings and informs other directors about the overall progress of Akamai. Mr. Conrades also provides advice and counsel to the Chief Executive Officer and other executive officers, particularly relating to strategy, key customer accounts, market opportunities and leadership development. Mr. Conrades consults in the annual performance evaluation of the Chief Executive Officer.

Lead Director

Martin Coyne is the Lead Director of our Board of Directors. In this role, he presides over meetings of the independent members of our Board of Directors, leads numerous initiatives relating to corporate governance and the effectiveness of the Board of Directors and seeks to ensure effective communication among the committees of the Board of Directors. Mr. Coyne also works with the Chairman of the Board and the Chief Executive Officer to establish the agendas for meetings of the Board of Directors. He leads discussions on the performance of the Chief Executive Officer and succession planning for executive officers and other key management positions. Mr. Coyne takes the lead role in providing feedback from our annual director peer evaluation process to his fellow Board members.

Roles of Chairman of the Board and CEO

Currently, the roles of Chairman of the Board of Directors and Chief Executive Officer are held by two different individuals. We believe this structure represents an appropriate allocation of roles and responsibilities at this time. With his background as our Chief Executive Officer from 1999 through 2004 combined with his leadership qualities, Mr. Conrades is well-positioned to lead the Board in its fundamental role of providing advice to and oversight of management. Mr. Sagan is then better able to focus on our day-to-day business and strategy, meet with investors and convey the management perspective to other directors. In addition, with Mr. Coyne’s position as Lead Director, an independent director is able to play a key role in ensuring Board effectiveness and adherence to good governance principles.

Risk Oversight

Our Board of Directors has an active role in supervising management’s oversight of Akamai’s risks. The Board and its committees perform this through both formal and informal mechanisms. They review business, regulatory, operational and other risks that are incorporated in operating and strategic presentations that members of management and our advisors make to the Board. In addition, the Board regularly reviews information regarding our liquidity and operations, as well as the risks associated with each. Financial reporting risks are typically addressed in the Audit Committee through internal audits, committee agenda items, ethics and whistleblower updates and other discussions. As an example, the Audit Committee has overseen and reviewed analyses prepared by our internal audit function designed to assess the likelihood that enumerated risks would occur, the harm such risks would create if they occurred and current sufficiency of controls to address the risk. The Compensation Committee, in consultation with our independent executive compensation consultants, reviews Akamai’s management of executive compensation and retention risks as part of its annual executive compensation review and individual compensation discussions. The full Board of Directors annually reviews executive succession planning and development. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

The Board of Directors recently established a Risk Oversight Study Group, comprised of independent members of our Board of Directors, to perform an assessment of the Board’s risk oversight processes and focus. As part of its analysis, members of the study group met with other directors and members of management. Upon completion of the study group’s work, the Board of Directors discussed the findings and recommendations and ultimately determined not to establish a standing risk oversight committee. The Board broadly concluded that its existing risk management oversight processes were adequate and agreed to work with management to ensure, among other things, that Board meetings and presentations explicitly identify material risks and current efforts to mitigate risk. Management, including our internal audit function, continues to evaluate our processes for managing risks associated with our business including new potential risk areas that arise. Such efforts are routinely discussed and reviewed with the Board of Directors.

Board Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee operates under a charter that has been approved by the Board of Directors. Copies of the charters are posted in the Investor Relations section of our website at www.akamai.com. The Board of Directors has determined that all of the members of each of the three standing committees of the Board of Directors are independent as defined under The NASDAQ Stock Market, Inc. Marketplace Rules, or the NASDAQ Rules, including, in the case of all members of the Audit Committee, the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Membership on each standing committee as of March 1, 2012 is reflected in the chart below.

Committee Membership

	Audit	Compensation	Nominating and Corporate Governance
George H. Conrades
Martin M. Coyne II	✓	✓	✓
Pamela J. Craig	✓		✓
C. Kim Goodwin		✓*	✓
Jill A. Greenthal	✓	✓
Peter J. Kight		✓	✓
F. Thomson Leighton
Geoffrey A. Moore		✓	✓*
Paul Sagan
Frederic V. Salerno	✓*	✓
Naomi O. Seligman	✓		✓

*	Committee Chair

The Audit Committee assists the Board of Directors in overseeing the financial and accounting reporting processes and audits of our financial statements, which includes reviewing the professional services provided by our independent auditors, the independence of such auditors from our management, our annual financial statements and our system of internal financial and IT controls. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Board of Directors has determined that Mr. Salerno is our designated “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) under Regulation S-K promulgated by the Commission under the Exchange Act. The Audit Committee held ten meetings in 2011 and took two actions by unanimous written consent.

The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers, including determining the compensation of our Chief Executive Officer and other executive officers, administering our bonus, incentive compensation and stock plans, approving stock option and restricted stock unit grants and approving the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with our management regarding our benefit plans and compensation policies and practices. The Compensation Committee held ten meetings in 2011 and took one action by unanimous written consent.

The Nominating and Corporate Governance Committee is responsible for, among other things, identifying individuals qualified to become members of our Board of Directors; recommending to the full Board of Directors the persons to be nominated for election as directors and to each of its committees; overseeing self-evaluation of the Board of Directors, including the performance of individual directors; and reviewing and making recommendations to the Board of Directors with respect to corporate governance practices. The Nominating and Corporate Governance Committee held four meetings in 2011.

Meeting Attendance

The Board of Directors held eight meetings during 2011 and took one action by unanimous written consent. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and each committee on which he or she served during the fiscal year ended December 31, 2011. All directors are expected to attend regular Board of Directors meetings, Board of Directors committee meetings for committees on which he or she serves and our annual meeting of stockholders. All directors attended the 2011 Annual Meeting of Stockholders.

Determination of Independence

Under the NASDAQ Rules, a director of Akamai will only qualify as an “independent director” if, in the opinion of the Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has determined that, other than Messrs. Conrades, Leighton and Sagan, none of our directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and therefore is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Rules. We believe that Mr. Conrades will be eligible to be considered an independent director in 2013.

Our independent directors meet separately as part of each Board of Directors meeting and at other times as required. In the independent director sessions, Mr. Coyne and the other independent directors review management performance, assess the focus and content of meetings of the Board of Directors and establish the strategic issues that the Board of Directors believes should be the focus of management’s attention to drive short-term and longer-term business success. Mr. Coyne then provides feedback to the Chief Executive Officer and other members of management on their performance and important issues on which the independent members of the Board of Directors believe management should focus.

Director Compensation

The following table sets forth compensation paid in 2011 to our directors for their service as directors, other than Mr. Sagan, whose compensation is reflected in “Executive Compensation Matters” below:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (1) (c)	Total ($) (h)
George H. Conrades (2)	59,192	219,987	279,179
Martin M. Coyne II (3)	70,000	219,987	289,987
Pamela L. Craig (4)	—	600,123	600,123
C. Kim Goodwin (5)	50,000	219,987	269,987
Jill A. Greenthal (6)	50,000	200,012	250,012
Peter J. Kight (7)	55,000	200,012	255,012
F. Thomson Leighton	20,000	—	20,000
Geoffrey A. Moore (8)	55,000	205,014	260,014
Frederic V. Salerno (9)	55,000	219,987	274,987
Naomi O. Seligman (10)	50,000	200,012	250,012

(1)	Consists of deferred stock unit awards, or DSUs, and in the case of Ms. Craig, stock options having an initial grant value of $400,000 on the date she joined our Board of Directors, April 1, 2011. For DSUs, the amount reflects the grant date fair value, computed in accordance with Financial Accounting Standards Board, or FASB, ASC Topic 718, issued to directors on May 18, 2011.
(2)	At December 31, 2011, Mr. Conrades held 7,462 unvested DSUs and stock options to purchase 22,340 shares of our common stock. He has also deferred receipt of 20,541 shares of our common stock issuable in respect of vested DSUs until various future dates. Mr. Conrades served as our Executive Chairman through July 2010 and was paid a salary for his service as Chairman through that period.
(3)	At December 31, 2011, Mr. Coyne held 8,150 unvested DSUs and stock options to purchase 43,500 shares of our common stock. He has also deferred receipt of 61,258 shares of our common stock issuable in respect of vested DSUs until various future dates.
(4)	At December 31, 2011, Ms. Craig held 26,333 stock options to purchase shares of our common stock.
(5)	At December 31, 2011, Ms. Goodwin held 9,588 unvested DSUs and stock options to purchase 4,687 shares of our common stock. She has also deferred receipt of 13,030 shares of our common stock issuable in respect of vested DSUs until various future dates.
(6)	At December 31, 2011, Ms. Greenthal held 7,410 unvested DSUs and stock options to purchase 25,000 shares of our common stock.
(7)	At December 31, 2011, Mr. Kight held 7,535 unvested DSUs. He has also deferred receipt of 35,439 shares of our common stock issuable in respect of vested DSUs until various future dates.
(8)	At December 31, 2011, Dr. Moore held 7,595 unvested DSUs and stock options to purchase 25,000 shares of our common stock. He has also deferred receipt of 21,454 shares of our common stock issuable in respect of vested DSUs until various future dates.
(9)	At December 31, 2011, Mr. Salerno held 8,152 unvested DSUs. He has also deferred receipt of 14,344 shares of our common stock issuable in respect of vested DSUs until various future dates.
(10)	At December 31, 2011, Ms. Seligman held 7,410 unvested DSUs and stock options to purchase 11,750 shares of our common stock. She has also deferred receipt of 56,637 shares of our common stock issuable in respect of vested DSUs until various future dates.

Under our director compensation plan, the Chairman of the Board of Directors and our non-employee directors are entitled to annual compensation of $250,000, of which $50,000 is paid in cash and $200,000 is paid in DSUs representing the right to receive shares of Akamai common stock. This compensation is generally paid or, in the case of DSUs, issued, on the date of our annual meeting of Stockholders, and the number of DSUs issued is based on the fair market value of our common stock on that date. For so long as the person remains a director, DSUs will vest over a two-year period as follows: fifty percent on the first anniversary of the grant date with the remainder vesting in equal quarterly installments over the following 12 months. If a director has completed one year of service on our Board, vesting of 100% of the DSUs held by such director will accelerate at the time of his or her departure from the Board.

In addition, our Chairman of the Board and Lead Director are entitled to $40,000 of additional annual compensation, of which $20,000 is paid in cash and $20,000 is paid in DSUs. Chairs of the Audit Committee and the Compensation Committee are entitled to $25,000 in additional compensation, of which $5,000 is paid in cash and $20,000 is paid in DSUs. The Chair of the Nominating and Corporate Governance Committee is entitled to $10,000 of additional compensation, of which $5,000 is paid in cash and $5,000 is paid in DSUs. Each non-employee director is eligible to receive stock options to purchase shares of our common stock with a fair value at the time of grant of $400,000 when he or she joins the Board of Directors. Such stock options vest over a four-year period, with 25% vesting on the first anniversary of the date of grant and the remainder vesting in equal quarterly installments of 6.25%. We also reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.

Nominating and Corporate Governance Committee’s Process for Reviewing and Considering Director Candidates

The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and attracting individuals qualified to become members of our Board of Directors; develops and recommends to the Board of Directors a set of corporate governance principles applicable to us and oversees the annual self-evaluation of the Board of Directors, including the performance of individual directors. In executing its mission to solicit qualified candidates to become directors of Akamai, the Nominating and Corporate Governance Committee seeks to attract intelligent potential candidates from varied backgrounds who have a strong desire to understand and provide insight about Akamai’s business and corporate goals; to understand and contribute to the role of the Board of Directors in representing the interests of stockholders; and to promote good corporate governance and ethical behavior by the members of the Board of Directors and our employees.

Criteria Used to Consider Nominees to the Board of Directors

In assessing whether an individual has these characteristics and whether to recommend any particular candidate for inclusion in the Board of Directors’ slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria attached to the Nominating and Corporate Governance Committee’s charter. These criteria include:

•	integrity, honesty and adherence to high ethical standards

•	business and financial acumen

•	knowledge of Akamai’s business and industry

•	experience in business, government and other fields

•	diligence

•	avoidance of potential conflicts of interest with various constituencies of Akamai

•	commitment to dedicate the necessary time and attention to Akamai

•	the ability to act in the interests of all stockholders

The Board of Directors particularly values demonstrated leadership experience and skills and reputation for the highest standards of honesty, ethics and integrity. Although the Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, we believe that it is essential that all potential Board members have integrity and honesty, adhere to high ethical standards and possess a commitment to dedicate the necessary time and attention to Akamai and an ability to act in the interests of all stockholders without any potential personal conflict of interest. The Nominating and Corporate Governance Committee and the Board of Directors believe that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

With respect to considering whether to re-nominate our incumbent directors, the Nominating and Corporate Governance Committee and the full Board of Directors apply the criteria discussed above. The Board may also take into account information available to it about directors’ professional status and performance on other boards of directors. In addition, each of our directors annually undergoes an evaluation by the other directors, which measures, among other things, the director’s contributions to the Board including his/her knowledge, experience and judgment.

Importance of Diversity

Since adoption in 2003, the Criteria for Nomination as a Director appended to Akamai’s Nominating and Corporate Governance Charter have always emphasized the importance of diversity in determining the appropriate composition of our Board of Directors. The Criteria specifically state, “The [Nominating and Corporate Governance] Committee shall actively consider nominees who can contribute to the diversity of the Board of Directors in terms of gender, race, ethnicity and professional background. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law.”

Over the years, we have strived to improve the diversity of our Board to achieve the aspirations articulated in our governance charter. We believe that we have assembled an outstanding set of directors with varied backgrounds, experiences and viewpoints that understand our markets, our customers and our employees. Each director serving on our Board brings a unique perspective to our deliberations and discussions.

To help us maintain the broad diversity we have already achieved and to continually assess the effectiveness of this diversity policy, the Board of Directors conducts an annual self-evaluation and survey. The survey questions include an assessment of whether the composition of the Board is appropriately diverse and possesses the skills, experience and other characteristics consistent with achieving our corporate goals now and in the coming years.

Process for Identifying Candidates to Serve as Directors

To identify and evaluate attractive candidates, the members of the Nominating and Corporate Governance Committee actively solicit recommendations from other members of Akamai’s Board of Directors and other professional contacts. As potential candidates emerge, the Nominating and Corporate Governance Committee meets from time to time to evaluate biographical information and background material relating to potential candidates; discusses those individuals with other members of the Board of Directors and Akamai’s senior management; and reviews the results of personal interviews and meetings conducted by members of the Board of Directors, senior management and our outside legal and accounting advisors. The Board of Directors encourages the participation of Akamai’s senior management in the candidate review process to provide insight, for example, on what additional perspectives and background could help the Board of Directors best provide appropriate guidance to management in dealing with the business risks and opportunities Akamai faces.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under Akamai’s bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board of Directors, by following the procedures set forth in our bylaws and described under “Deadline for Submission of Stockholder Proposals for the 2013 Annual Meeting” below.

The Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Lead Director, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate. Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Lead Director considers to be important for the Board of Directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which Akamai tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors c/o Corporate Secretary, Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142.

Compensation Committee Interlocks and Insider Participation

Messrs. Coyne, Kight and Salerno and Ms. Goodwin were members of the Compensation Committee throughout 2011. Dr. Moore and Ms. Greenthal were members of the committee from May 2011 through December 2011, and Ms. Seligman was a member from January 2011 until May 2011. No member of the Compensation Committee was at any time during 2011, or formerly, an officer or employee of Akamai or of any of our subsidiaries, and no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee at any time during 2011.

Report of the Audit Committee

The Audit Committee of our Board of Directors has furnished the following report on the Audit Committee’s review of our audited financial statements:

The Audit Committee of Akamai’s Board of Directors is responsible for, among other things, monitoring the integrity of Akamai’s consolidated financial statements, their compliance with legal and regulatory requirements, Akamai’s system of internal controls and the qualifications (including oversight of our internal audit function, which reports directly to the Audit Committee), independence and performance of our internal and independent auditors. The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace Akamai’s independent auditors. The Audit Committee acts under a written charter that was first adopted and approved by the Audit Committee and the Board of Directors in May 2000. The charter was amended and restated in March 2004 and most recently revised in 2006. The members of the Audit Committee are independent directors as defined by the Audit Committee charter and the NASDAQ Rules.

Akamai’s management is responsible for the financial reporting process, including Akamai’s system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP, or PwC, Akamai’s independent auditors, is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review these processes. The members of the Audit Committee are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to the financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

Our Director of Internal Audit reports directly to the Audit Committee. The Internal Audit function annually conducts a series of audits to test and verify Akamai’s internal financial and IT controls. This annual internal audit plan is reviewed and approved by the Audit Committee. Individual audit reports are reviewed at each Audit Committee meeting and any deficiencies are reviewed with management.

We reviewed Akamai’s audited consolidated financial statements that were included in Akamai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Commission, which we refer to herein as the Financial Statements. We reviewed and discussed the Financial Statements with Akamai’s management and PwC. PwC has represented to the Audit Committee that, in its opinion, Akamai’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. We discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We also discussed with PwC its independence from Akamai and considered whether PwC’s rendering of certain services to Akamai, other than services rendered in connection with the audit or review of the Financial Statements, is compatible with maintaining PwC’s independence. See “Ratification of Selection of Independent Auditors” included elsewhere in this Proxy Statement. In connection with these matters, Akamai received the written disclosures and letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the PwC’s communications with the Audit Committee concerning independence.

Based on our review of the Financial Statements and reports to us and our participation in the meetings and discussions described above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Directors that the Financial Statements be included in Akamai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 as filed with the Commission.

We have also appointed PwC to act as Akamai’s independent auditors for 2012.

Audit Committee

Frederic V. Salerno—Chair

Martin M. Coyne II

Pamela J. Craig

Jill A. Greenthal

Naomi Seligman

Certain Relationships and Related Party Transactions; Code of Ethics; Interest in Annual Meeting Matters

Akamai did not enter into any third-party transactions of the type required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

Under our written Code of Business Conduct and Ethics, our employees and members of our Board of Directors are prohibited from entering into any business, financial, or other relationship with our existing or potential customers, competitors, or suppliers that might impair, or appear to impair, the exercise of his or her judgment for Akamai. Our Code of Business Conduct and Ethics also prohibits situations involving Akamai entering into a business transaction with an executive officer or director, a family member of an executive officer or director, or a business in which such a person has any significant role or interest. Our executive officers and directors are obligated under the Code of Business Conduct and Ethics to disclose to our Legal Department any existing or proposed transaction or relationship that reasonably could be expected to give rise to a conflict of interest. The Legal Department then makes a determination, with such assistance as it deems appropriate, whether the transaction or relationship is in Akamai’s best interests and, if such transaction or relationship is entered into, the conditions under which it may proceed.

No person who served as a director or executive officer of Akamai during the year ended December 31, 2011 has a substantial interest, direct or indirect, in any matter to be acted upon at the Annual Meeting. Each executive officer serves at the discretion of our Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

PART FOUR

EXECUTIVE COMPENSATION MATTERS

Our Named Executive Officers

The following persons along with Mr. Sagan, our Named Executive Officers, served as Akamai executive officers in 2011:

Debra Canner, age 53, joined Akamai in June 2008 as Senior Vice President, Human Resources. Prior to Akamai, Ms. Canner served as Vice President of Human Resources for the Joslin Diabetes Center, an academic research and clinical care organization, from April 2005 to May 2008. Previously, Ms. Canner was the Vice President, Human Resources at Haemonetics Corporation, a provider of health care solutions.

Melanie Haratunian, age 52, joined Akamai in September 2003 as our Vice President, General Counsel and Corporate Secretary. She was named a Senior Vice President in 2008. Prior to joining Akamai, Ms. Haratunian was Vice President and Deputy General Counsel of Allegiance Telecom Company Worldwide, the operating company of Allegiance Telecom, Inc., a competitive local, long distance and data telecommunications carrier.

Robert Hughes, age 44, joined Akamai in 1999 and was named Executive Vice President, Global Sales, Services and Marketing in January 2006. During the preceding five years, Mr. Hughes held the following positions at Akamai: from July 2004 through December 2005, Executive Vice President, Global Sales and Services; and from October 2001 through June 2004, Vice President Sales. Between 1999 and 2001, Mr. Hughes was a regional channels manager and then director of channel sales.

J. Donald Sherman, age 46, joined Akamai in November 2005 as Senior Vice President and CFO-Elect and became our Chief Financial Officer in March 2006. Prior to joining Akamai, Mr. Sherman was employed by IBM from July 1990 until October 2005 in a variety of financial roles. Mr. Sherman is a member of the Board of Directors of Cypress Semiconductor Corporation, an electronics manufacturer. Mr. Sherman left Akamai on February 29, 2012.

David W. Kenny, age 50, served as our President between January 1, 2011 and October 24, 2011; accordingly, the 2011 the compensation discussion and tables set forth in this Part Four include data about Mr. Kenny’s compensation during this period. The terms of Mr. Kenny’s transition from his role as our President, including its impact on his compensation in 2011, are summarized in the “Post-Employment Compensation and Other Employment Agreements” discussion below.

Compensation Discussion and Analysis (CD&A)

The following discussion and analysis of Akamai’s executive compensation objectives, policies and practices is designed to provide an overview of the material elements of our compensation structure.

2011 Financial Highlights

As context for the compensation of our Named Executive Officers in 2011, below we provide some highlights of our financial and operational performance in 2011.

•	Revenue of $1.16 billion, our highest annual level ever.

•	Net income of $201 million, or $1.07 per diluted share, our highest annual level ever.

•	Cash from operations of $453 million, our highest annual level ever.

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Repurchased 12.3 million shares of our common stock during 2011 under the Board approved and previously announced stock buyback programs, offsetting 100% of the dilution from our employee equity compensation programs.

•	Announced strategic relationships with Riverbed, Ericsson and Rackspace and an agreement to acquire Cotendo Inc.

Compensation and Corporate Governance Highlights

We strive to maintain good governance standards including the oversight of our executive compensation policies and practices. The following policies and practices were in effect during 2011:

•	In 2011, we implemented stock ownership guidelines for our executive officers and directors.

•	The Compensation Committee is composed solely of independent directors who are receptive to the ideas and concerns of our shareholders regarding executive compensation.

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The Compensation Committee has directly retained independent compensation consultants and conducts annual reviews of their performance; in the summer of 2011, we retained Meridian Compensation Partners after an extensive evaluation process as our new consultants.

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The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation-related risk profile so that our compensation-related risks are not reasonably likely to have a material adverse effect on Akamai.

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Our Insider Trading Policy prohibits all employees, including our executive officers and members of the Board of Directors, from engaging in any hedging or other derivative transactions with respect to equity securities of Akamai held by them. Our policy also prohibits our executive officers and directors from pledging, or using as collateral, Akamai securities.

•	Our executive officers receive no significant perquisites or other personal benefits.

•	Our annual cash incentive programs for executive management have caps on the maximum payout.

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We maintain a majority vote for the election of directors in uncontested elections (and require that any incumbent director who is not re-elected offer to resign) and plurality voting in any election that is contested.

•	The leadership structure of our Board consists of a non-executive Chairman, an independent Lead Director and highly-qualified committee chairs.

Executive Summary

The objective of our executive compensation program is to attract, retain and reward talented and hard-working individuals in a highly competitive business environment. Our annual and long-term incentive compensation strategy is designed to link our strategic business objectives, specific financial performance objectives and the enhancement of stockholder returns with the compensation of our executives, including our Named Executive Officers.

Akamai achieved record levels of revenue and earnings per share in 2011; however, our rate of growth was below the high standards that management and the Board of Directors set for us in our performance-driven culture. Our 2011 executive bonus plan tied 80% of bonus eligibility to the achievement of specified revenue and normalized earnings per share targets at thresholds of $1.162 billion in revenue and $1.57 of normalized earnings per share (as defined in the Cash Incentive Bonuses section below). Akamai reported $1.159 billion in revenue and $1.52 of normalized earnings for share for 2011. As such, we failed to meet those minimum thresholds, and our executive officers did not receive 80% of their target bonus compensation. Below is a chart setting forth the 2011 cash bonus payout for our executives.

Name	2011 Cash Bonus Amount	Bonus Earned (as a percentage of Target Bonus)
Mr. Sagan	$119,988	13.4%
Ms. Canner	$21,861	15.0%
Ms. Haratunian	$34,414	20.0%
Mr. Hughes	$109,934	20.0%
Mr. Kenny	$142,019	20.0%
Mr. Sherman	$62,663	19.0%

In addition, each of our Named Executive Officers participated in equity programs in 2009 and 2010. Those programs included the issuance of two sets of restricted stock units, or RSUs, one with annual vesting provisions based on financial metrics for each year of a three-year term and one with a three-year cliff vest based on cumulative three-year financial metrics. In both the 2009 and 2010 programs, one-third of the RSUs with annual vesting was subject to the attainment of revenue and normalized earnings per share targets for 2011. These targets were not met; consequently the following number of RSUs issued to Named Executive Officers in 2009 and 2010, having an aggregate value of $8.8 million at December 31, 2011 (based on the closing sale price of our common stock on the last trading day of 2011), will not vest:

Name	2009 RSUs	2010 RSUs
Mr. Sagan	80,452	37,105
Ms. Canner	12,069	5,256
Ms. Haratunian	13,410	5,256
Mr. Hughes	40,227	18,553
Mr. Sherman	40,227	18,553

We made significant adjustments to our business during 2011. We put in place a new organizational structure designed to decentralize significant decision making with the goal of accelerating innovation and future global growth. To implement our plan, we recruited new senior management personnel and promoted incumbent employees to significant new roles. We also saw the departure of our president and other key executives and managed the company through an increasingly competitive landscape for experienced personnel in our industry, putting heightened responsibilities on our Chief Executive Officer and his team. In an effort to ensure stability and retain our senior executives, in October 2011, the Compensation Committee approved a one-time equity program to provide retention incentives to our executive management team. See “Key Retention RSUs” below for a description of this program and the reasons we believe its adoption was important to Akamai’s future.

In the CD&A section that follows, we discuss and analyze the following aspects of our compensation practices and policies:

•	Why We Pay What We Do—the principles that guide our overall approach to setting compensation levels and how we seek to implement those objectives

•	Our Program Design—a detailed description of the elements of our executive compensation program

•	The Process—a discussion of the roles played by the Compensation Committee of our Board, our independent compensation consultants and our Chief Executive Officer

•	Compensation Policies and Practices Relating to Risk Management—the factors that mitigate any components of our compensation programs that would encourage excessive risk taking

Our 2011 compensation tables follow this CD&A.

Why We Pay What We Do

Our executive compensation determinations are designed to meet key objectives, including:

•	Attracting and retaining highly qualified individuals who can drive success in today’s competitive marketplace;

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Ensuring that the interests of Akamai’s leaders are closely aligned with those of our stockholders by balancing rewards for both short-term results and the long-term strategic decisions needed to ensure sustained business performance over time;

•	Motivating our leaders to deliver a high degree of business performance without encouraging excessive risk taking; and

•	Encouraging and rewarding individual excellence.

Setting Competitive Target Compensation to Attract and Retain Skilled Executives. We believe maintaining compensation that is competitive with similar companies in relevant markets is a key factor for both retention of key executives and attracting high-quality candidates for future openings.

Our independent compensation consultants for 2010-11, Buck Consultants, conducted a review process in 2009 and updated it in 2010 to develop an appropriate peer group to use as a reference point in setting our executive compensation. After interviewing members of our Compensation Committee and senior management, Buck Consultants developed the key criteria to be used in assessing potential peer group companies. These included:

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Industry—focusing primarily on providers of Internet software and services, systems software and application systems but also other companies that financial analysts covering Akamai consider comparators.

•	Financial metrics—principally revenue level, market capitalization, total shareholder return, net income, operating cash flow.

•	Other factors—including experience in competitive hiring and retention situations.

After further discussions with us, the consultants narrowed the list by eliminating potential peers with products that were not comparable, had different customer bases or with different performance projections. The analysis was reviewed in 2010 and refined to take into account events of the prior year.

The list of peer group companies used in developing our 2011 compensation program for executives consisted of the following companies:

Equinix	Salesforce.com	Rackspace
Parametric Technology	Nuance Communications	Red Hat
F5 Networks	Novell	McAfee
Verisign	Tibco Software	BMC Software
Progress Software	Compuware	ValueClick
Sybase	VMWare	Citrix
Autodesk	Quest Software	GSI Commerce

For investors considering whether to approve our 2011 executive officer compensation, we believe this is the appropriate comparator group to consider in evaluating our pay practices.

In conducting the assessment of the competitiveness of the compensation of our Named Executive Officers going into 2011, we focused on base salary, target bonus cash compensation and equity compensation. In addition, as part of our market analysis process, we performed regression analyses to reflect the size of our business or the scope of an individual’s responsibility. The same peer group was used to benchmark all elements of compensation. Following a comparison of prior year compensation against data collected for the peer group, we sought to establish aggregate 2011 compensation for our Named Executive Officers at between the 50th and 75th percentile levels for the peer group. Based on data provided by Meridian Compensation Partners, our current independent compensation consultants, we believe that our 2011 target annual total direct compensation (i.e., sum of base salary, target bonus and equity compensation issued under our annual program) for Messrs. Sagan and Hughes and Mses. Canner and Haratunian was slightly below the regressed 50th percentile for our peer group. Mr. Sherman’s 2011 target total direct compensation was positioned slightly above the regressed 50th percentile in target annual total direct compensation.

Aligning Compensation with Long- and Short-Term Corporate Goals. A second significant factor underlying the approach to our executive compensation program is our goal of aligning our strategic corporate interests directly with our executives’ compensation incentives. We believe that this linkage is important for the success of the company and benefits our stockholders. Prior to each fiscal year, our executive management team establishes financial and strategic goals for the company. These goals are then reflected in our executives’ compensation arrangements, particularly cash bonuses and long-term incentive compensation. There are two types of goals: corporate performance goals, which are tied to defined revenue and earnings-per-share metrics at the corporate level, and individual or departmental performance goals. See “Our Program Design—Elements of Compensation” below for a discussion of the specific corporate financial targets and the individual objectives.

Motivating our leaders to deliver a high degree of business performance without encouraging excessive risk taking. A significant portion of our executives’ compensation is tied to performance metrics—either corporate financial results or individual goals. The Compensation Committee, working closely with the full Board in its review of management’s annual budget and planning processes, carefully sets the financial targets to ensure that they reflect challenging but realistically achievable goals based on the information available to management and the Board at that time. We also cap the amounts payable under our cash incentive plan. The intention is to tie these goals and our performance target-based compensation programs to our long-term financial model and discourage excessive risk taking that would create outsized benefits or expose our business to unnecessary risks. See also “Compensation Policies and Practices Relating to Risk Management” below for further discussion about how we believe our compensation structure mitigates incentives to engage in risky behavior.

Encouraging and Rewarding Individual Excellence. In addition to considering external compensation data and corporate financial targets, we base our executive compensation decisions on a detailed review of additional factors including:

•	The individual’s past, present and expected future contributions to Akamai’s success.

•	Any significant changes in the individual’s role or responsibilities.

•	The relative compensation of different executives.

•	The long-term value of the executive.

The Compensation Committee and our Chief Executive Officer make judgments about the role of each executive in our pursuit and achievement of our corporate and strategic objectives. Typically, these judgments involve qualitative, rather than quantitative, evaluations. In considering these qualitative factors, the Compensation Committee engages in a review and analysis of each Named Executive Officer’s past performance and expectations about future performance. This analysis includes discussion with Mr. Sagan of performance reviews, self-assessments and contact with the Named Executive Officers throughout the year. These assessments are primarily reflected in base salaries; an approach that motivates our leaders to deliver a high degree of business performance, recognizes past performance and sets expectations about future contributions. The Board of Directors is solely responsible for evaluating the Chief Executive Officer.

In sum, we believe that it is important to reward excellence, leadership and outstanding long-term company performance through compensation arrangements designed to retain and motivate executives while aligning their incentives with continued high levels of performance.

Our 2011 Annual Executive Compensation Program Design—Elements of Compensation

The annual compensation of our executive officers consists of three principal components: base salary, cash incentive bonuses and long-term equity-related incentives. We do not adopt express formulae for weighting different elements of compensation or for allocating between long-term and short-term compensation. Rather, we strive to develop comprehensive packages that are competitive with those offered by other companies with which we compete to attract and retain talented executives and that are designed to enable us to achieve the variety of policies embodied in our approach to paying our executives.

In the chart below, we provide an overview of each material element of our annual executive compensation program, and we describe how each such element is tied to our compensation objectives. Further analysis and discussion of each element and its importance follows the chart.

Element of Compensation	Description	Linkage to Compensation Objective

Base Salary	Salary is a market-competitive, fixed level of compensation	Attract and retain highly qualified leaders Motivate high business performance

Cash Incentive Bonuses	Annual cash payment tied to achievement of individual and corporate revenue and earnings-per-share goals	Attract and retain highly qualified leaders Motivate high business performance Align interests with short-term strategic goals

Stock Options	Vest over a four-year period; exercise price set at fair market value on date of grant	Align executive and long-term stockholder interests Motivate high performance without excess risk taking

Service-Based RSUs	Vest in equal 33% installments over a three-year period	Align executive and stockholder interests Promote retention

RSUs with Three-Year Performance Targets	Vest in one installment at the end of three years if we achieve cumulative corporate revenue and earnings per share goals over a three-year period; cumulative goals established in year of grant	Align executive and long-term stockholder interests Align interests with long-term strategic goals

The following charts illustrate the allocation of total executive compensation in 2011 across the various elements of our executive compensation program for our Named Executives Officers who were employed at December 31, 2011:

Long-term equity incentive awards include equity awards with vesting terms of two year or longer.

Base Salary

We determine base salaries for our executives annually based on the scope of their responsibilities, taking into account the practices of companies in our peer group as well as other technology companies, the executives’ prior background, training and experience, the ability to replace the individual and, in certain instances, the base salary of the individual at his or her prior employment. We also review the skills and performance level of the individual executive relative to targeted performance criteria for the prior year and actual corporate performance in prior periods. The base salary of an executive officer is also evaluated together with the other components of his or her compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Our goal is to pay each executive a base salary that is competitive with the base salaries of companies in our peer group or competitive with other companies with which we compete to attract and retain executives so that we can maintain a stable management team. Base salaries are reviewed at least annually by the Compensation Committee and are adjusted from time to time after taking into consideration individual responsibilities, performance and experience. In 2011, the salaries or our Named Executive Officers were increased so that, to the extent consistent with our overall compensation philosophy, they remained competitive in the marketplace. With the exception of Mr. Sagan, increases for Named Executive Officer salaries were less than 10%. Mr. Sagan received a significant base salary increase because market analysis by our independent compensation consultants indicated that his 2010 salary was considerably below the median for comparator companies in our peer group.

Cash Incentive Bonuses

Akamai’s executives are eligible to receive cash incentive bonuses. Cash incentive bonuses are designed to attract, retain and motivate executives with rewards that are based on the achievement of company-specific performance measures and objectives that are based on individual or departmental metrics that tie the executive’s contributions to the overall success and achievements of Akamai and its management team. As discussed below, corporate financial performance is the primary determinant of the amount of these cash incentive bonuses. Accordingly, the percentage bonus for which an executive is eligible is tied to the Compensation Committee’s assessment of the Named Executive Officer’s role in our achievement of those objectives. For example, Mr. Sagan, as our Chief Executive Officer, and Mr. Hughes, who leads our sales and marketing organizations, are eligible for the largest bonuses, as a percentage of their base salaries, because their roles are more integral to whether we meet our annual financial goals. Each Named Executive Officer’s bonus eligibility is also reflective of how companies in our peer group structure their compensation arrangements for different executive officers.

In 2011, each of Akamai’s Named Executive Officers participated in a cash incentive bonus program. Each Named Executive Officer’s bonus under the plan was weighted as follows: 80% based on Akamai’s achievement of revenue and normalized earnings per share (as defined below) targets for fiscal year 2011 and 20% based on achievement of the individual or departmental performance goals discussed above. We have historically used revenue and normalized earnings per share targets in our performance-based compensation programs because those are the metrics mostly commonly used by investors to evaluate the strength and progress of our business. The target bonuses as a percentage salary for our Named Executive Officers was as follows:

Name	2011 Target Bonus as a Percentage of Salary
Mr. Sagan	125%
Ms. Canner	50%
Ms. Haratunian	50%
Mr. Hughes	125%
Mr. Kenny	125%
Mr. Sherman	75%

As discussed in the Executive Summary above, under the program, our target revenue for 2011 was $1.222 billion and our target normalized earnings per share for 2011 was $1.67. In determining normalized earnings per share, we calculate normalized net income as net income calculated in accordance with accounting principles generally accepted in the United States, excluding items related to: amortization of intangible assets, equity-related compensation, restructuring charges and benefits, certain gains and losses on equity investments, loss on early extinguishment of debt, and similar non-cash items. Normalized net income is then divided by the number of shares of common stock, determined on a diluted basis that takes into account securities convertible into shares of our common stock, for the applicable annual period to calculate normalized earnings per share. We consider normalized earnings per share to be an important indicator of our overall performance because it eliminates the effects of events that are either not part of our core operations or are non-cash. Akamai’s revenue for 2011 was $1.159 billion, and we had normalized earnings per share, calculated in accordance with the provisions of the cash bonus plan, of $1.52. As provided under the terms of the bonus plans, no cash bonus payments were made in respect of the financial metrics components because performance was below minimum threshold targets.

In addition to the financial metrics component, our cash incentive bonus program includes an individual or departmental performance goal component. In 2011, each Named Executive Officer was given specific objectives, or MBOs, applicable to his or her role. In establishing MBOs, we put in place objectives that we believe represent challenging but realistically achievable goals designed to advance Akamai’s short- and long-term strategic interests. The goals are revised or supplemented every year and are intended to be difficult enough that there is not an automatic expectation of achievement. We believe that accomplishing the targets requires significant individual effort that draws upon the particular leadership attributes necessary to excel in the applicable roles. The Compensation Committee and our Chief Executive Officer carefully evaluate the Named Executive Officers’ achievement against targets (except that the full Board of Directors evaluates Mr. Sagan’s performance). The following is an overview of such MBOs for 2011 and the achievement against such goals:

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Mr. Sagan’s goals included establishing a vision for transforming the company’s current business model and organizational structure into a business with $3 billion or more in annual revenue over the next decade; establishing productive relationships with other technology companies that directly or indirectly impact Akamai’s achievement of its vision, including identifying potential partners and alliances and developing appropriate relationships with companies that might be disruptive to our initiatives; and assisting his senior management team in improving day-to-day operations and decision making and encouraging operational changes to accelerate the pace of innovation. Mr. Sagan was awarded 67% of his potential MBO payout.

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Ms. Canner’s goals included creating a learning and development center to improve employee leadership and development; implementing process and system improvements to enhance the efficiency of the Human Resource Department’s operations; partnering with the CEO to facilitate our transition to a new organizational structure; and designing and implementing an improved global performance management system. Ms. Canner was awarded 75% of her potential MBO payout.

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Ms. Haratunian’s goals included enhancing the substance and methodology of the legal department’s internal communications to enhance effectiveness; successfully resolving pending litigation matters; and improving the customer engagement process. Ms. Haratunian was awarded 100% of her potential MBO payout.

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Mr. Hughes’s goals included redefining the global sales, services and marketing (GSSM) organizational structure and developing a new decision-making model to reflect the structure; establishing strategic business process improvement programs to drive the overall efficiency and productivity of the GSSM organization; implementing changes to sales compensation to drive improved financial performance and accountability across the organization; and strengthening Akamai’s brand position. Mr. Hughes was awarded 100% of his potential MBO payout.

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Mr. Sherman’s goals included developing Akamai’s treasury function and a foreign exchange risk management program; improving the company’s tax planning processes; and achieving objectives related to our corporate development goals. Mr. Sherman was awarded 95% of his potential MBO payout.

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Mr. Kenny’s goals included developing operational strategies to accelerate growth and innovation, improving our customer satisfaction scores and realigning our organization to spur faster and better decision making. Mr. Kenny was awarded 100% of his potential MBO payout.

Long-Term Equity Incentives

We believe that stock options and restricted stock units are excellent long-term incentives for executives that align executive and stockholder interests and assist in retention of those executives. Long-term incentive compensation represented greater than 75% of the value of total direct compensation in 2011 for each of our Named Executive Officers.

In January 2011, our Compensation Committee approved the grant to Named Executive Officers of three types of equity-based long-term incentive awards under the Akamai Technologies, Inc. 2009 Stock Incentive Plan, which we refer to herein as the 2009 Stock Incentive Plan: (i) restricted stock units, or RSUs, that vest over a three-year period, which we refer to herein as service-based RSUs; (ii) RSUs that vest only to the extent we achieve certain three-year cumulative corporate performance goals, which we refer to herein as Performance-Based RSUs; and (iii) options to purchase shares of our common stock.

The determination to issue both stock options and RSUs reflects our belief that the two types of equity awards address different compensation goals. Like many technology companies, our common stock price is highly volatile, which creates uncertainty about the value of certain equity awards. RSUs represent a means of providing equity-related value even if the stock price fluctuates. A stock option, however, is an instrument more directly tied to stock market risk. Accordingly, the stock options we issue are more closely aligned with stock appreciation and have no value if the market price of our common stock during the period in which the option may be exercised is lower than the market price of our common stock on the date of grant.

Each Akamai RSU represents the right to receive one share of Akamai common stock upon vesting. Service-based RSUs granted in 2011 vest in three equal annual installments in 2012, 2013 and 2014. Consistent with past practice, in 2011, we also awarded Performance-Based RSUs; such RSUs will only vest to the extent that Akamai meets or exceeds specified cumulative revenue and normalized earnings per share targets for fiscal years 2011, 2012 and 2013. The financial targets for vesting of the Performance-Based RSUs were set by the Compensation Committee as a result of discussions with management about Akamai’s projected financial performance in future years in light of market factors known to them at the time of setting such goals. The chart below provides an overview of our performance against our recent three-year performance RSU programs.

Performance Period	Performance Criteria	Threshold and Maximum Performance Levels††	Achievement Level/Status

2008—2010	Three year cumulative revenue and normalized earnings per share	Revenue: Threshold $3,145 million Maximum $3,292 million Normalized EPS: Threshold $6.44 Maximum $6.74	Did not achieve.

2009—2011	Three year cumulative revenue and normalized earnings per share	Revenue: Threshold $2,830 million Maximum $3,026 million Normalized EPS: Threshold $5.16 Maximum $5.52	Achieved at the maximum level.

2010—2012	Three year cumulative revenue and normalized earnings per share	Revenue: Threshold $3,287 million Maximum $3,640 million Normalized EPS: Threshold $4.31 Maximum $4.86	Through December 31, 2011, payout is projected to be above the threshold but below maximum.†

2011—2013	Three year cumulative revenue and normalized earnings per share	Revenue: Threshold * Maximum * Normalized EPS: Threshold * Maximum *	Too early to determine.†

*	We will provide targets for the 2011 three-year performance program in arrears, because the targets represent competitively sensitive information that would reveal, among other things, our assessments of potential market opportunities and expectations about future revenues and profitability based on our insight into market conditions and product development. The Compensation Committee believes these targets represent challenging goals that will require accelerating growth in revenues and profitability to achieve.
†	For a discussion of factors that may affect our ability to meet these goals, see “Risk Factors” set forth in Item 1A of our annual report of Form 10-K for the year ended December 31, 2011, which is being mailed to you with this Proxy Statement.
††	For our 2010 and 2011 programs, unlike in prior years, our calculation of normalized earnings per share does not include Utilization of tax NOLs/credits.

2011 Key Retention RSUs

On October 24, 2011, the Compensation Committee, as the culmination of a lengthy process undertaken by it in consultation with its Meridian Compensation Partners, its new independent compensation consultants for 2012, approved a one-time grant of retention-oriented RSUs to key members of our senior management team including all of our Named Executive Officers, other than Mr. Kenny. We considered alternative types of retention awards, such as cash bonuses or other equity vehicles, but ultimately determined that it was important to align the executives’ interests with those of our stockholders through an equity-based vehicle. The number of RSUs issued and the applicable vesting terms were based on numerous factors, including an assessment of the period of retention uncertainty, fairness to stockholders, internal equity comparisons, analysis of market practices among our comparator peer group companies (as provided by our independent compensation consultants) and understanding of the executives’ existing equity holdings. The RSUs were priced and granted on October 28,

2011, the second day after our third quarter 2011 earnings release. The RSUs vest over two years as follows: 50% on each of the first and second anniversaries of the date of grant. Vesting would accelerate upon the earliest to occur of (i) a change of control of the Company, (ii) death or disability of the grantee, or (iii) termination of the grantee’s employment without cause.

We experienced significant transitions in our business during 2011. We put in place a new organizational structure designed to decentralize significant decision making with a goal of accelerating innovation and future growth. As one of many steps taken to implement our plan, we hired a new Executive Vice President of Products and Development and a new Chief Information Officer; other employees were promoted to new positions and instilled with significant new responsibilities. We also saw the departure of our president and other executives and witnessed an increasingly competitive landscape for experienced personnel in our industry. The confluence of these events has put increased responsibilities on our executive management team, many of whom are in new roles. It had also become apparent that competitors as well as other companies were actively pursuing hiring some of our key executives. We believe that these executives provide us with unique insight and expertise, and the Compensation Committee felt that our business would be harmed if one or more of these executives should terminate employment over the next two years.

With the departure of our president, Mr. Sagan has reassumed the title of CEO and President and, more importantly, oversight over all operational levels of the business. We expect to rely heavily on his leadership to ensure cohesion among our new leaders and mentor them in their new roles. The Compensation Committee recognized that the award to Mr. Sagan of RSUs having a grant date fair value of $7 million is a significant payment but determined that it was appropriate given the expectations being placed on Mr. Sagan in his newly-expanded role and the attendant significant increase in duties and responsibilities.

Looking ahead to 2012

In an ongoing effort to simplify our long-term equity incentive program and to more closely align the interests of our executives and our stockholders, the Compensation Committee approved a revised structure to our RSU award program for executives for 2012. The primary change involves moving away from setting three-year performance targets, which have been difficult to develop given our rapidly changing industry. Instead, our 2012 performance RSUs will be eligible for vesting based on Akamai’s achievement of a 2012 normalized earnings per share target. To the extent our performance meets or exceeds a threshold target, the RSUs would vest 50% on the second anniversary of grant and 50% on the third anniversary of grant.

The Annual Executive Compensation Process

The process used by the Compensation Committee, working independently but with input from its independent compensation consultants as well as our Chief Executive Officer, to establish executive compensation that is designed to ensure that the general objectives and policies articulated in this CD&A are reflected in compensation elements and amounts. The Compensation Committee has not adopted different compensation policies for different individual officers. However, different executives will have different individual performance objectives against which they are measured.

We establish the annual compensation packages for our executive officers at the beginning of each year. In the third and fourth quarters of each year, we conduct an analysis of competitive trends and consult with, and receive input from, the members of the Compensation Committee, our Chief Executive Officer and our independent external compensation advisor. In establishing executive compensation for 2011, the Compensation Committee retained the services of Buck Consultants to serve as our independent compensation advisors.

To set 2011 compensation, the Compensation Committee first reviewed 2010 data on total direct compensation to establish a baseline for the coming year and discussed with both Buck Consultants and our management team compensation trends across both Akamai’s peer group identified below and technology companies generally. In considering the equity-based compensation component of total compensation, the

Compensation Committee also reviewed our prior-year equity grants to Named Executive Officers as compared to grants made to executives by peer group companies in 2010 in terms of dilution and compensation expense in order to estimate the relative impact of proposed equity incentive award grants for 2011. Based on the results of this analysis, we then compiled the information to establish annual base compensation and performance-related incentives and made adjustments to long-range compensation incentives as appropriate to reflect achievement against prior awards and the then-current value of our common stock. As in 2011, we may conduct additional analyses of compensation trends and assessments of our competitive position at other times during the year to address changes in the market for executive services or special circumstances affecting Akamai.

The Compensation Committee and our Chief Executive

The Compensation Committee sets the compensation for each of our Named Executive Officers. It also plays a role in assessing performance against prior-year corporate performance targets. For compensation plans or arrangements that are linked to corporate performance metrics, the Compensation Committee reviews Akamai’s financial performance to determine whether the applicable corporate performance goals have been met. The Compensation Committee retains, and we do not currently expect that it will exercise in the future, discretion to waive the achievement of stated corporate performance targets as a condition to payment of cash incentive bonuses. For assessments of performance against individual targets, the Committee works with the full Board of Directors and Mr. Sagan, our Chief Executive Officer, as described below.

Mr. Sagan meets with each Named Executive Officer who reports to him to review prior year performance and to establish written individual performance goals for the coming year. Mr. Sagan then makes a recommendation to the Compensation Committee as to proposed salary, bonus and equity incentive compensation for the coming year for these Named Executive Officers, including individual and departmental goals for the coming year. With respect to an assessment of achievement of individual or departmental objectives for Named Executive Officers during the prior year, Mr. Sagan makes such determination and may exercise discretion or judgment in the course of doing so. Mr. Sagan then communicates the individual performance determination to the Compensation Committee.

The Compensation Committee works with Mr. Sagan, as well as the Lead Director and the Chairman of the Board, to establish the components of the Chief Executive Officer’s compensation, including specific individual performance goals. The Board of Directors (without the participation of Mr. Sagan), in consultation with our Chairman of the Board, Lead Director and the Compensation Committee, makes the determination of whether and to what extent Mr. Sagan has achieved his individual performance goals. Such assessment may involve the exercise of judgment or discretion by the Board of Directors.

All equity incentive awards to our Named Executive Officers are granted by the Compensation Committee. In general, annual executive compensation determinations are made at the scheduled committee meeting in January or February of each year. Equity incentive awards to newly-hired executive officers are generally granted at the first regularly-scheduled Compensation Committee meeting following the individual’s date of hire. For retention purposes or to reflect changes in responsibilities or similar events or circumstances, as was the case in 2011, the Compensation Committee may grant equity awards to our executive officers at other times during the year. The exercise price for all stock option grants is set at a price equal to the closing price per share of our common stock as reported by NASDAQ on the date of grant, except that stock option awards issued as part of establishing annual compensation in January or February are deemed effective as of the second business day following the public announcement of our prior fiscal year earnings results and are priced on that date. We do not grant options at prices below the fair market value of our common stock on the date of grant.

Compensation Consultants

Our Compensation Committee relied on the services of two compensation consultants in 2011. In each case, the consultants satisfied all independence requirements and reported directly to the Chair of the Compensation Committee.

In establishing our 2011 annual executive compensation program, which was approved in January of that year, the Compensation Committee was assisted by Buck Consultants, which was first retained by us in 2009. Buck Consultants provided services such as developing a peer group of companies, assisting us in surveying the practices of peer companies in the United States, as well as other companies with which we compete to attract and retain executive talent, comparing our compensation programs with such companies, reviewing the value of equity compensation previously granted to executives, developing a long-term executive compensation strategy and related services. Buck Consultants did not provide us with any services in 2009, 2010 or 2011 beyond providing advice or recommendations on the amount or form of executive and director compensation for annual fees in excess of $120,000.

In the summer of 2011, after an extensive search process, the Compensation Committee retained Meridian Compensation Partners as its new independent consultants with respect to executive compensation matters. In 2011, Meridian Partners assisted the Compensation Committee with, among other things, developing a new peer group for comparative compensation analysis, assessing the retentive value of existing executive compensation arrangements and considering potential compensation-related retention strategies, including the development of the key retention RSUs program adopted in October 2011. Meridian Compensation Partners also advised the Compensation Committee in its development of the 2012 compensation plan for our Named Executive Officers. Meridian Compensation Partners did not provide us with any services in 2011 beyond providing advice or recommendations on the amount or form of executive and director compensation.

2011 “Say-on-Pay” Advisory Vote on Executive Compensation

Akamai provided shareholders a “say on pay” advisory vote on our executive compensation in 2011 under recently adopted Section 14A of the Exchange Act. At our 2011 Annual Meeting of Stockholders, stockholders expressed substantial support for the compensation of our Named Executive Officers, with approximately 87% of the votes cast for approval of the “say on pay” advisory vote on executive compensation. In establishing 2012 executive compensation, the Compensation Committee considered the results of the 2011 advisory vote as well as many other factors, including assessment of the interaction of our compensation programs with our corporate business objectives, evaluation of our programs by external consultants and peer group data. Given the significant support for our Named Executive Compensation as expressed through the 2011 “say on pay” advisory vote, the Compensation Committee did not make any changes to our executive compensation program and policies as a result of such vote.

Compensation Policies and Practices Relating to Risk Management

From time to time and at least annually, we review the potential risks associated with the structure and design of various Akamai compensation plans and report those findings to the Compensation Committee. In conducting this assessment, we review our material plans and programs, with particular emphasis on incentive compensation plans, including sales compensation, against key risks that our company faces. Our review takes into account changes in compensation programs, such as those we implemented in early 2011, as well as new risks we discuss in our Annual Report on Form 10-K. We believe that the mix and design of the elements of our executive compensation do not encourage management to assume excessive or inappropriate risks. In addition, our compensation plans and programs operate within strong governance and review structures that serve and support risk mitigation. In particular, we believe the following factors mitigate any components of our compensation programs that would encourage excessive risk taking:

•	A balance of different types of compensation reduces the significance of any one particular component.

•	Significant weighting towards long-term incentive compensation discourages short-term risk taking.

•	Realistic goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation.

•	Cash incentive awards are capped by the Compensation Committee.

•	Stock ownership requirements aligning the interests of management with those of our stockholders.

•

Our controls and procedures are designed to provide checks and balances to ensure that one or a small group of individuals cannot engage in activities that expose the company to excessive risks without having received approvals from other areas of the business or senior management.

In reviewing our compensation policies and practices for all employees, the Compensation Committee determined that they do not create risks that are reasonably likely to have a material adverse effect on Akamai.

Compensation Committee Report

The Compensation Committee of our Board of Directors:

(1) has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement as required by Item 402(b) of Regulation S-K under the Exchange Act with management; and

(2) based on the review and discussion referred to in paragraph (1) above, the members of the Compensation Committee have recommended to the Board of Directors the inclusion of this Compensation Discussion and Analysis in this Proxy Statement for the 2012 Annual Meeting of Stockholders.

The Compensation Committee

C. Kim Goodwin—Chair

Martin M. Coyne II

Jill A. Greenthal

Peter J. Kight

Geoffrey A. Moore

Frederic V. Salerno

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to herein as the Code, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s Chief Executive Officer and the three other officers (other than the Chief Financial Officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act by reason of being our three other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to long-term incentive awards will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of Akamai and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Summary Compensation Table

The following table sets forth information with respect to compensation paid to our Named Executive Officers during the years ended December 31, 2011, 2010 and 2009:

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)(7)
(a)	(b)	(c)	(e)	(f)	(g)		(i)		(j)
Paul Sagan President and CEO	2011	756,843	9,799,922	1,199,994	119,988	(5)	—		11,876,747
	2010	602,710	3,000,020	986,667	1,375,430	(4)	—		5,964,827
	2009	536,113	4,101,762	1,346,941	1,018,691	(3)	50,000	(6)	7,053,507

Debra Canner Senior Vice President, Human Resources	2011	315,573	978,934	140,985	21,861	(5)	—		1,457,353
	2010	287,412	424,988	139,775	248,255	(4)	—		1,100,430
	2009	286,906	615,255	134,696	177,866	(3)	—		1,214,723

Melanie Haratunian Senior Vice President and General Counsel	2011	379,129	1,099,955	149,991	34,414	(5)	—		1,663,489
	2010	338,284	424,988	139,775	270,622	(4)	—		1,173,669
	2009	336,566	683,626	149,658	210,207	(3)	—		1,380,057

Robert Hughes	2011	469,708	4,154,943	494,983	109,934	(5)	—		5,229,568
Executive Vice President, Global Sales, Service and Marketing	2010	429,681	1,500,010	493,339	939,300	(4)	—		3,362,330
	2009	428,453	2,050,890	785,714	571,863	(3)	—		3,836,920

David Kenny Former President (8)	2011	606,112	2,099,960	899,996	142,019	(5)	—		3,748,087
	2010	218,619	2,199,992	4,000,001	208,894	(4)	—		6,627,506

JD Sherman Chief Financial Officer	2011	465,137	3,654,945	494,983	62,663	(5)	—		4,677,728
	2010	430,166	1,500,010	493,339	561,958	(4)	—		2,985,473
	2009	428,453	2,050,890	785,714	396,294	(3)	—		3,661,351

(1)	Amounts reflect the aggregate grant-date fair value computed in accordance with Financial Accounting Standards Board, or FASB, ASC Topic 718 for equity awards granted to the Named Executive Officer during the applicable year. The assumptions we use in calculating these amounts are discussed in Note 16 of the Notes to our consolidated financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K, which accompanies this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.
(2)	Includes both service-based RSUs and Performance-Based RSUs. For performance-based RSUs issued in 2009 and 2010, amount is calculated based on maximum number of shares issuable because at target, zero shares are issuable. For Performance-Based RSU issued in 2011, amount is calculated based on number of shares issuable at target achievement level; the value of all stock awards issued in 2011 assuming vesting of the maximum number of Performance-Based RSUs would be as follows: Mr. Sagan—$11,399,874; Mr. Sherman—$4,314,942; Ms. Canner—$1,166,894; Mr. Hughes—$4,814,940; Ms. Haratunian—$1,299,917; and Mr. Kenny—$3,299,937.
(3)	Represents amounts earned in 2009 under our cash incentive bonus program for executives but paid in 2010.
(4)	Represents amounts earned in 2010 under our cash incentive bonus program for executives but paid in 2011.
(5)	Represents amounts earned in 2011 under our cash incentive bonus program for executives but paid in 2012.
(6)	Represents a special bonus awarded by the Compensation Committee for extraordinary performance in 2009. Such amount was paid in 2010.
(7)	Includes perquisites having a total value of less than $10,000.
(8)	The following amounts were paid to Mr. Kenny in his capacity as a non-employee director of Akamai between January 1, 2010 and September 6, 2010: in column (c) $50,000 in cash and in column (d) the amount of the grant date fair value DSUs issued in May 2010, computed in accordance with FASB ASC Topic 718, of $199,990.

Grants of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards to our Named Executive Officers during the year ended December 31, 2011:

Name/ Award (a)	Grant Date (b)	Date of Approval of Grant if Different from Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Options Awards (6) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. Sagan
Performance-Based RSUs (1)	1/19/11	—	—	—	—	0	31,061	62,122	—	—	1,599,952
Service-Based RSUs (2)	1/19/11	—	—	—	—	0	23,296	—	—	—	1,199,977
Stock options (3)	2/11/11	1/19/11	—	—	—	—	—	—	71,556	41.43	1,199,994
Cash Incentive Plan (4)	1/19/11	—	0	898,438	1,617,188	—	—	—	—	—	—
Key Retention RSUs (5)	10/28/11	10/24/11	—	—	—	0	247,437	—	—	—	6,999,993

Ms. Canner
Performance-Based RSUs (1)	1/19/11	—	—	—	—	0	3,649	7,298	—	—	187,960
Service-Based RSUs (2)	1/19/11	—	—	—	—	0	2,737	—	—	—	140,983
Stock options (3)	2/11/11	1/19/11	—	—	—	—	—	—	8,407	41.43	140,985
Cash Incentive Plan (4)	1/19/11	—	0	145,828	262,491	—	—	—	—	—	—
Key Retention RSUs (5)	10/28/11	10/24/11	—	—	—	0	22,976	—	—	—	649,991

Ms. Haratunian
Performance-Based RSUs (1)	1/19/11	—	—	—	—	0	3,882	7,764	—	—	199,962
Service-Based RSUs (2)	1/19/11	—	—	—	—	0	2,912	—	—	—	149,997
Stock options (3)	2/11/11	1/19/11	—	—	—	—	—	—	8,944	41.43	149,991
Cash Incentive Plan (4)	1/19/11	—	0	172,172	309,909	—	—	—	—	—	—
Key Retention RSUs (5)	10/28/11	10/24/11	—	—	—	0	26,511	—	—	—	749,996

Mr. Hughes
Performance-Based RSUs (1)	1/19/11	—	—	—	—	0	12,813	25,626	—	—	659,998
Service-Based RSUs (2)	1/19/11	—	—	—	—	0	9,609	—	—	—	494,960
Stock options (3)	2/11/11	1/19/11	—	—	—	—	—	—	29,516	41.43	494,983
Cash Incentive Plan (4)	1/19/11	—	0	550,008	990,014	—	—	—	—	—	—
Key Retention RSUs (5)	10/28/11	10/24/11	—	—	—	0	106,044	—	—	—	2,999,985

Name/ Award (a)	Grant Date (b)	Date of Approval of Grant if Different from Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Options Awards (6) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. Kenny
Performance-Based RSUs (1)	1/19/11	—	—	—	—	0	23,296	46,592	—	—	1,199,977
Service-Based RSUs (2)	1/19/11	—	—	—	—	0	17,472	—	—	—	899,983
Stock options (3)	2/11/11	1/19/11	—	—	—	—	—	—	53,667	41.43	899,996
Cash Incentive Plan	1/19/11	—	0	696,875	1,254,375	—	—	—	—	—	—

Mr. Sherman
Performance-Based RSUs (1)	1/19/11	—	—	—	—	0	12,813	25,626	—	—	659,998
Service-Based RSUs (2)	1/19/11	—	—	—	—	0	9,609	—	—	—	494,960
Stock options (3)	2/11/11	1/19/11	—	—	—	—	—	—	29,516	41.43	494,983
Cash Incentive Plan (4)	1/19/11		0	330,005	594,008	—	—	—	—	—	—
Key Retention RSUs (5)	10/28/11	10/24/11	—	—	—	0	88,370	—	—	—	2,499,987

(1)	Consists of Performance-Based RSUs eligible for vesting in 2014. Grant date fair value is calculated based on number of shares issuable at target achievement level.
(2)	Consists of serviced-based RSUs eligible for vesting in each of 2012, 2013 and 2014. Shares issuable are included in the Target column above because only one amount of shares is issuable upon vesting; not a minimum-maximum range of shares.
(3)	Consists of stock options that vest over a four-year period based on continued employment. Grants were approved by the Compensation Committee on January 19, 2011, but the options were not issued until February 11, 2011, the second business day following the release of our 2010 earnings results.
(4)	Consists of performance-based cash incentive plan bonus awards. Actual amounts awarded are set forth in the Summary Compensation Table above.
(5)	Consists of serviced-based RSUs eligible for vesting in 2012 and 2013. Shares issuable are included in the Target column above because only one amount of shares is issuable upon vesting; not a minimum-maximum range of shares. Grants were approved by the Compensation Committee on October 24, 2011, but the RSUs were not issued until October 28, 2011, the second business day following the release of our third quarter 2011 earnings results.
(6)	Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted to the Named Executive Officer during 2011 and assumes target level of achievement for performance-based awards. The assumptions we use in calculating these amounts are discussed in Note 16 of the Notes to our consolidated financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K, which accompanies this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.

Outstanding Equity Awards at December 31, 2011

The following table sets forth information with respect to outstanding equity incentive awards held by our Named Executive Officers as of December 31, 2011:

	Option Awards				Stock Awards
Name/Award (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6) (j)
Mr. Sagan
Stock options	170,000	0	0.90	9/18/2012	—	—
Stock options	250,000	0	12.20	1/3/2015	—	—
Stock options	250,000	0	14.46	7/21/2015	—	—
Stock options	200,000	0	25.77	2/15/2016	—	—
Stock options	28,000	0	56.16	2/9/2014	—	—
Stock options	52,500	3,500	32.33	2/8/2018	—	—
Stock options	117,588	53,450	17.41	2/6/2016	—	—
Stock options	40,697	52,326	25.32	2/5/2017	—	—
Stock options	0	71,556	41.43	2/11/2018	—	—
2009 Service-Based RSUs (2)	—	—	—	—	53,635	1,731,338
2009 Performance-Based RSUs (3)	—	—	—	—	53,634	1,731,306
2010 Service-Based RSUs (2)	—	—	—	—	49,475	1,597,053
2010 Performance-Based RSUs (3)	—	—	—	—	37,106	1,197,781
2011 Service-Based RSUs (4)	—	—	—	—	23,296	751,995
2011 Performance-Based RSUs (3)	—	—	—	—	62,122	2,005,298
2011 Key Retention RSUs (5)	—	—	—	—	247,437	7,987,266

Ms. Canner
Stock options	28,437	6,563	32.71	7/22/2018	—	—
Stock options	11,759	5,345	17.41	2/6/2016	—	—
Stock options	5,765	7,413	25.32	2/5/2017	—	—
Stock options	0	8,407	41.43	2/11/2018	—	—
2009 Service-Based RSUs (2)	—	—	—	—	8,046	259,725
2009 Performance-Based RSUs (3)	—	—	—	—	8,045	259,693
2010 Service-Based RSUs (2)	—	—	—	—	7,009	226,251
2010 Performance-Based RSUs (3)	—	—	—	—	5,257	169,680
2011 Service-Based RSUs (4)	—	—	—	—	2,737	88,350
2011 Performance-Based RSUs (3)	—	—	—	—	7,298	235,579
2011 Key Retention RSUs (5)	—	—	—	—	22,976	741,665

Ms. Haratunian
Stock options	46,310	0	5.12	9/21/2013	—	—
Stock options	50,000	0	12.26	1/24/2015	—	—
Stock options	25,000	0	14.46	7/21/2015	—	—
Stock options	35,000	0	25.77	2/15/2016	—	—
Stock options	9,000	0	56.16	2/9/2014	—	—
Stock options	11,718	782	32.33	2/8/2018	—	—
Stock options	13,065	5,939	17.41	2/6/2016	—	—
Stock options	5,765	7,413	25.32	2/5/2017	—	—
Stock options	0	8,944	41.43	2/11/2018	—	—
2009 Service-Based RSUs (2)	—	—	—	—	8,940	288,583
2009 Performance-Based RSUs (3)	—	—	—	—	8,939	288,551
2010 Service-Based RSUs (2)	—	—	—	—	7,009	226,251
2010 Performance-Based RSUs (3)	—	—	—	—	5,257	169,680
2011 Service-Based RSUs (4)	—	—	—	—	2,912	93,999
2011 Performance-Based RSUs (3)	—	—	—	—	7,764	250,622
2011 Key Retention RSUs (5)	—	—	—	—	26,511	855,775

	Option Awards				Stock Awards
Name/Award (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6) (j)
Mr. Hughes
Stock options	14,344	0	12.26	1/24/2015	—	—
Stock options	37,500	0	14.46	7/21/2015	—	—
Stock options	100,000	0	25.77	2/15/2016	—	—
Stock options	13,500	0	56.16	2/9/2014	—	—
Stock options	38,748	11,252	32.33	2/8/2018	—	—
Stock options	68,593	31,179	17.41	2/6/2016	—	—
Stock options	20,349	26,163	25.32	2/5/2017	—	—
Stock options	0	29,516	41.43	2/11/2018	—	—
2009 Service-Based RSUs (2)	—	—	—	—	26,818	865,685
2009 Performance-Based RSUs (3)	—	—	—	—	26,817	865,653
2010 Service-Based RSUs (2)	—	—	—	—	24,738	798,543
2010 Performance-Based RSUs (3)	—	—	—	—	18,553	598,891
2011 Service-Based RSUs (4)	—	—	—	—	9,609	310,179
2011 Performance-Based RSUs (3)	—	—	—	—	25,626	827,207
2011 Key Retention RSUs (5)	—	—	—	—	106,044	3,423,100

Mr. Kenny
Stock options	25,000	0	49.14	7/17/2014	—	—
Stock options	61,878	0	50.50	9/7/2017	—	—

Mr. Sherman
Stock options	75,000	0	19.21	11/22/2015	—	—
Stock options	50,000	0	25.77	2/15/2016	—	—
Stock options	13,500	0	56.16	2/9/2014	—	—
Stock options	18,750	1,250	32.33	2/8/2018	—	—
Stock options	68,593	31,179	17.41	2/6/2016	—	—
Stock options	20,349	26,163	25.32	2/5/2017	—	—
Stock options	0	29,516	41.43	2/11/2018
2009 Service-Based RSUs (2)	—	—	—	—	26,818	865,685
2009 Performance-Based RSUs (3)	—	—	—	—	26,817	865,653
2010 Service-Based RSUs (2)	—	—	—	—	24,738	798,543
2010 Performance-Based RSUs (3)	—	—	—	—	18,553	598,891
2011 Service-Based RSUs (4)	—	—	—	—	9,609	310,179
2011 Performance-Based RSUs (3)	—	—	—	—	25,626	827,207
2011 Key Retention RSUs (5)	—	—	—	—	88,370	2,852,584

(1)	Consists of equity awards that vest over four years with 25% vesting on the first anniversary of the date of grant and the remainder vesting in equal quarterly installments of 6.25% thereafter.
(2)	Consists of service-based RSUs that vest in three equal annual installments subject to achievement of annual financial targets commencing in the year in which the RSUs were granted.
(3)	Consists of three-year Performance-Based RSUs and reflects maximum number of shares issuable in respect thereof. Performance-Based RSUs granted in 2009 are eligible for vesting in 2012 following determination of our financial results from fiscal years 2009, 2010 and 2011. Performance-Based RSUs granted in 2010 are eligible for vesting in 2013 following determination of our financial results from fiscal years 2010, 2011 and 2012. Performance-Based RSUs granted in 2011 are eligible for vesting in 2014 following determination of our financial results from fiscal years 2011, 2012 and 2013. For Performance-Based RSUs issued in 2009, value is calculated based on the number of RSUs that actually vested in March 2012. For those issued in 2010 and 2011, value is calculated based on maximum number of shares issuable.
(4)	Consists of service-based RSUs that vest in three equal annual installments on the first, second and third anniversaries of the date of grant.
(5)	Consists of service-based RSUs that vest in two equal annual installments on the first and second anniversaries of the date of grant.
(6)	Based on the $32.28 closing sale price of our common stock on December 30, 2011 as reported by the NASDAQ Global Select Market.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired upon exercise of stock options by our Named Executive Officers in 2011 and the value realized upon exercise and the value realized upon vesting of RSU and DSU awards in 2011.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (1) (c)	Number of Shares Acquired on Vesting (2) (#) (d)	Value Realized on Vesting ($) (4) (e)
Mr. Sagan	25,000	1,181,954	78,371	3,193,618
Ms. Canner	—	—	11,549	470,622
Mr. Hughes	—	—	39,185	1,596,789
Ms. Haratunian	—	—	12,443	507,052
Mr. Kenny (3)	—	—	14,695	357,211
Mr. Sherman	—	—	39,185	1,596,789

(1)	Represents the net amount realized from all option exercises during 2011.
(2)	Consists of RSUs vesting during 2011.
(3)	Includes DSUs issued to Mr. Kenny in his status as a non-employee director during 2009 that vested and were distributed during 2011.
(4)	Calculated by multiplying the number of shares vested by the closing sale price of one share of our common stock on the vesting date.

The following is a brief description of the material features of the equity compensation plan reflected in the chart above that was not approved by our stockholders:

Our 2001 Stock Incentive Plan allows for a total of 5,000,000 shares of our common stock, subject to adjustment in the event of a stock split or similar event, to be issued to our consultants, advisors and employees, including individuals who have accepted offers for employment with us; however, the 2001 Stock Incentive Plan excludes from participation all directors and all officers within the meaning of Section 16 of the Exchange Act and related rules. The 2001 Stock Incentive Plan provides for the granting of non-statutory stock options, restricted stock awards and other stock-based awards. A copy of the 2001 Stock Incentive Plan was filed with the Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Post-Employment Compensation and Other Employment Agreements

Severance Arrangements. We believe that having in place reasonable and competitive employee severance plans is essential to attracting and retaining highly-qualified executives. Akamai’s severance arrangements are designed to provide reasonable compensation to departing executives under certain circumstances to facilitate an executive’s transition to new employment. Akamai seeks to mitigate any potential employer liability by requiring the executive to sign a separation and release agreement acceptable to Akamai as a condition to receiving severance benefits. While we do not believe that the provisions of a severance plan would be a determinative factor in an executive’s decision to join, or remain with, Akamai, the absence of such a plan would present a distinct competitive disadvantage in the market for talented executives. Furthermore, we believe that it is important to set forth the benefits payable in triggering circumstances in advance in an attempt to avoid future disputes or litigation.

Each of our Named Executive Officers, other than Mr. Sagan, is a participant in the Executive Severance Pay Plan, which we refer to herein as the Severance Plan. Under the Severance Plan, participants who are terminated for any reason other than “cause” (as defined in the Severance Plan) and have signed a separation and release agreement acceptable to Akamai are entitled to:

•	a lump sum payment equal to one year of the participant’s then-current base salary;

•

a lump sum payment equal to the annual incentive bonus at target that would have been payable to the executive under Akamai’s then-current cash incentive plan, if any, in the year of the executive’s termination had both Akamai and the executive achieved the target bonus objectives set forth in such executive’s bonus plan during such year; and

•	reimbursement of up to 12 times the monthly premium for continued health and dental insurance coverage.

We do not consider specific amounts payable under the severance arrangements described above when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive. In determining payment and benefit levels under the various circumstances triggering the provision of benefits under employment and severance agreements, the Compensation Committee has drawn a distinction between, on the one hand, voluntary terminations and terminations for cause and, on the other, terminations without cause or as a result of a change in control. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the executive’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or voluntary resignation because such events reflect either inadequate performance or an affirmative decision by the executive to end his or her relationship with Akamai.

Mr. Sagan’s Employment Offer Letter. Mr. Sagan does not participate in the Executive Severance Plan. We are party to a letter agreement with Mr. Sagan, the material terms of which have been in place since he became our Chief Executive Officer in 2005, that provides that, in addition to his annual salary, Mr. Sagan is eligible to receive an incentive bonus in any year that Akamai enters into a bonus plan for its senior executive team. Either Akamai or Mr. Sagan may terminate the agreement upon 30 days advance written notice to the other party; provided however, that in the event Mr. Sagan is terminated for “cause” (as defined in the letter agreement), Akamai may elect to pay Mr. Sagan an amount equal to 30 days of his then-current salary in lieu of providing him 30 days notice of the termination of his employment. If Mr. Sagan is terminated without “cause” (as defined in his letter agreement) or terminates his employment for “good reason” (as defined in the letter agreement) following a “change in control” (as defined in the letter agreement) of Akamai, he shall be entitled to:

•	accelerated vesting of any options and any service-based RSUs held by him;

•	a lump sum cash payment equal to two years of his then-current base salary; and

•	a lump sum cash payment equal to two times his then-applicable annual incentive bonus at target.

If, outside of the change in control context, Mr. Sagan’s employment is involuntarily terminated for any reason other than cause or if he dies or becomes disabled, he shall be entitled to a lump sum cash payment equal to:

•	a lump sum cash payment equal to one year of his then-current base salary;

•	a lump sum cash payment equal to his then-applicable annual incentive bonus at target; and

•

a lump sum cash payment in an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by Akamai on his behalf in the month preceding termination of his employment

If it is determined that any payment or distribution, or any acceleration of vesting of any benefit or award, by us to or for Mr. Sagan’s benefit in connection with a change of control of Akamai and payable within the meaning of Section 280G of the Code would be subject to the excise tax imposed by Section 4999 of the Code, then Akamai is required to make additional payments to Mr. Sagan in an amount equal to such excise taxes, but not to exceed $5.0 million.

Executive Equity and Change of Control Agreements. As of December 31, 2011, each of our Named Executive Officers, other than Mr. Sagan, had entered into stock option grant agreements, change of control agreements and RSU grant agreements that provide for acceleration of all or a portion of equity awards held by such executives upon a change of control of Akamai. In the event of a termination within one year following a change of control of Akamai, such executives will receive full acceleration of stock options so that such stock options become 100% vested; a lump sum payment equal to one year of the executive’s then-current base salary; a lump sum payment equal to the annual incentive bonus at target that would have been payable to the executive under our cash incentive plan in effect immediately before the change of control event; and reimbursement for up to 12 months of health insurance coverage. In the event of a change in control that does not involve termination, there is an acceleration of one-year of unvested awards that vest on the basis of the passage of time. Under the terms of agreement governing service-based RSUs, upon the occurrence of a change of control, vesting of 1/3 of the number of service-based RSUs originally granted shall accelerate upon a change of control. Under the terms of the agreement governing the three-year Performance-Based RSUs, upon a change of control, vesting shall accelerate for between 0% and 100% of outstanding Performance-Based RSUs depending on the date on which the change in control occurs and an extrapolation of Akamai’s historical performance against relevant performance metrics as of such date. The change of control agreements entered into by each of Ms. Haratunian and Messrs. Hughes and Sherman also provide that if it is determined that any payment or distribution, or any acceleration of vesting of any benefit or award, by us to such executive or for such executive’s benefit in connection with a change of control of Akamai and payable within the meaning of Section 280G of the Code would be subject to the excise tax imposed by Section 4999 of the Code, then Akamai is required to make additional payments to such executive in an amount equal to such excise taxes. See “Potential Payments Upon Termination or Change in Control” below for a description of the benefits payable to our Named Executive Officers upon a change in control of Akamai.

Agreement with Mr. Kenny. In connection his resignation, Mr. Kenny and Akamai entered into a Separation Agreement setting forth certain matters related to his departure. During the period between October 24, 2011 and December 31, 2011, Mr. Kenny served as an advisor to Mr. Sagan. During such period, he was paid at the same rate as his salary in effect prior to his resignation and continued to vest in outstanding equity awards held by him. He was also eligible to receive payment of a cash bonus for 2011 based on the percentage payout against corporate performance targets expected to be paid to the other executives of the Company under Akamai’s 2011 executive cash bonus program; such percentage was 20% of his bonus potential.

Potential Payments Upon Termination or Change in Control

The chart set forth below describes the estimated benefits provided under various circumstances that trigger payments or provision of benefits under Akamai’s severance plan and other arrangements. Payments would not be cumulative. The value of equity incentive awards for which vesting would accelerate is calculated as if the triggering event occurred on December 31, 2011. Our closing stock price on December 30, 2011 was $32.28. The chart excludes disclosure for Mr. Kenny whose employment with Akamai terminated on December 31, 2011; he did not receive any severance payments. Mr. Sherman’s employment with Akamai terminated on February 29, 2012. He did not receive any severance payments.

Name	Triggering Event	Cash Severance Payment		Stock Option Acceleration	Restricted Stock Unit Acceleration†	Other Benefits
Mr. Sagan	Voluntary Separation	$0		None	None	None
	Involuntary Separation Without Cause	$1,687,500		12 months forward vesting of all grants, a value of $0.8 million.	100% acceleration of retention RSUs, a value of $8.0 million.	12 times monthly premium for continued health and dental coverage; a lump-sum matching contribution to 401(k) plan for contributions made during calendar year.
	Termination for Cause	$0		None	None	None
	Termination following a Change in Control	$3,375,000	*	Acceleration in full of all outstanding unvested options, a value of $1.2 million.	100% acceleration of retention RSUs and service-based RSUs, a value of $12.1 million.	12 times monthly premium for continued health and dental coverage; a lump-sum matching contribution to 401(k) plan for contributions made during calendar year.
	Death or Disability	$1,687,500		Acceleration in full of all outstanding unvested options, a value of $1.2 million.	100% acceleration of retention RSUs and service-based RSUs, a value of $12.1 million.	12 times monthly premium for continued health and dental coverage.
Ms. Canner	Voluntary Separation, Death or Disability	$0		None	None	None
	Involuntary Separation Without Cause	$441,000		None	100% acceleration of retention RSUs, a value of $0.7 million.	12 times the monthly premium for continued health and dental coverage.
	Termination for Cause	$0		None	None	None
	Termination following a Change in Control	$441,000		Acceleration in full of all outstanding unvested grants, a value of $0.4 million.	100% acceleration of retention RSUs and one year forward vest of service-based RSUs, a value of $1.1 million.	12 times the monthly premium for continued health and dental coverage.
Ms. Haratunian	Voluntary Separation, Death or Disability	$0		None	None	None
	Involuntary Separation Without Cause	$520,500		None	100% acceleration of retention RSUs, a value of $0.9 million	12 times the monthly premium for continued health and dental coverage.
	Termination for Cause	$0		None	None	None
	Termination following a Change in Control	$520,500	*	Acceleration in full of all outstanding unvested grants, a value of $0.4 million.	100% acceleration of retention RSUs and one year forward vest of service-based RSUs, a value of $1.3 million.	12 times the monthly premium for continued health and dental coverage.
Mr. Hughes	Voluntary Separation, Death or Disability	$0		None	None	None
	Involuntary Separation Without Cause	$997,875		None	100% acceleration of retention RSUs, a value of $3.4 million.	12 times the monthly premium for continued health and dental coverage.
	Termination for Cause	$0		None	None	None
	Termination following a Change in Control	$997,875*		Acceleration in full of all outstanding unvested grants, a value of $1.9 million.	100% acceleration of retention RSUs and one year forward vest of service-based RSUs, a value of $4.8 million.	12 times the monthly premium for continued health and dental coverage.

Name	Triggering Event	Cash Severance Payment		Stock Option Acceleration	Restricted Stock Unit Acceleration†	Other Benefits
Mr. Sherman	Voluntary Separation, Death or Disability	$0		None	None	None
	Involuntary Separation Without Cause	$776,125		None	100% acceleration of retention RSUs, a value of $2.9 million.	12 times the monthly premium for continued health and dental coverage.
	Termination for Cause	$0		None	None	None
	Termination following a Change in Control	$776,125	*	Acceleration in full of all outstanding unvested grants, a value of $1.9 million.	100% acceleration of retention RSUs and one year forward vest of service-based RSUs, a value of $4.2 million.	12 times the monthly premium for continued health and dental coverage.

*	Assumes that the amount payable in the form of an excise tax gross-up payment triggered by an eligible termination following a change of control of Akamai is zero. The actual amount, if any, of the excise tax gross-up will depend, among other things, upon the executive’s pay, terms of a change in control transaction, our stock price on the date of the closing of the transaction and the subsequent impact on the executive’s employment.
†	Assumes no three-year performance RSUs qualify for acceleration under the terms of the grant agreements governing such RSUs.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table reflects the number of shares of our common stock that, as of December 31, 2011, were outstanding and available for issuance under compensation plans that have previously been approved by our stockholders as well as compensation plans that have not previously been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (3) (5) (c)

Equity Compensation Plans Approved by Security Holders (1)(2)	11,917,581	$25.91	9,703,135
Equity Compensation Plans not Approved by Security Holders (4)	384,439	$8.15	0
Total	12,302,020	$25.06	9,703,135

(1)	Consists of stock options and other equity rights, such as DSUs and RSUs, issuable under the Akamai Technologies, Inc. Second Amended and Restated 1998 Stock Incentive Plan, which we refer to herein as the 1998 Plan, the Akamai Technologies, Inc. Amended and Restated 1999 Employee Stock Purchase Plan, as amended, which we refer to herein as the 1999 Employee Stock Purchase Plan, the 2006 Stock Incentive Plan, and the Akamai Technologies, Inc. 2009 Stock Incentive Plan, which we refer to herein as the 2009 Stock Incentive Plan. The 1998 Plan expired in 2008 and the 2001 Stock Incentive Plan, which we refer to as the 2001 Stock Incentive Plan expired in 2011; therefore, no additional shares are available for issuance under such plans.
(2)	Excludes RSUs issuable for, and stock options to purchase up to, 58,396 shares of our common stock. Such stock options, having a weighted average exercise price of $1.64 per share, and RSUs were issued pursuant to stock option plans assumed in connection with our acquisitions of InterVU, Inc., Network24 Communications, Inc., Speedera Networks, Inc., Nine Systems Corporation, Netli, Inc., Red Swoosh Inc. and the parent company of aCerno, Inc. No future equity awards may be issued under these plans.

(3)	Includes 1,500,000 shares available for future issuance under our 1999 Employee Stock Purchase Plan. At our 2002 Annual Meeting of Stockholders, our stockholders approved an evergreen provision for the 1999 Employee Stock Purchase Plan pursuant to which the number of shares available for issuance automatically increases to up to 1,500,000 shares each June 1 and December 1, subject to an aggregate cap of 20,000,000 shares.
(4)	Consists of stock options issuable under the Akamai Technologies, Inc. 2001 Stock Incentive Plan.
(5)	Effective upon stockholder approval of the 2009 Stock Incentive Plan, by resolution of our Board of Directors, no additional equity awards may be issued under the 2006 Stock Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, which we refer to herein as Section 16(a), requires our officers and directors, and holders of more than ten percent of a registered class of our equity securities, which we refer to herein collectively as reporting persons, to file reports of ownership and changes in ownership of such securities with the Commission. Reporting persons are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of reports filed by reporting persons or written representations from such persons pursuant to Item 405 of Regulation S-K under the Exchange Act, we believe that during 2011, all filings required to be made by the reporting persons pursuant to Section 16(a) with respect to Akamai securities were made in accordance with Section 16(a), except that Mr. Leighton failed to report the following transaction that occurred on May 25, 2011 until July 20, 2011: the distribution of 26,449 shares of our common stock in a single transaction from the F. Thomson Leighton 2009 Qualified Annuity Trust dtd 2/23/09 to the F. Thomson Leighton and Bonnie Leighton Revocable Trust for no consideration. Mr. Leighton is a trustee of each of such trusts.

PART FIVE

MATTERS TO BE VOTED UPON AT THE ANNUAL MEETING

*   *   *

ITEM ONE

ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will vote to elect the four nominees named in this proxy statement as Class I directors. Each of the Class I directors elected at the Annual Meeting will hold office until the 2015 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated George H. Conrades, Martin M. Coyne II, Jill A. Greenthal and Geoffrey L. Moore to serve as Class I directors for a term expiring at the 2015 Annual Meeting of Stockholders. The persons named in the enclosed proxy will vote to elect Ms. Greenthal and Messrs. Conrades, Coyne and Moore unless a stockholder indicates that the shares should be voted against one or more of such nominees.

In the event that any nominee for Class I director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unavailable or will decline to serve.

Board of Directors Recommendation

Our Board of Directors believes that approval of the election of George H. Conrades, Martin M. Coyne II, Jill A. Greenthal and Geoffrey L. Moore to serve as Class I directors is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR each of these nominees.

ITEM TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

Akamai has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of our executives. The goal of our executive compensation program is to attract, retain and reward talented and hard-working individuals in a highly competitive business environment. Our annual and long-term incentive compensation strategy is performance-oriented and is designed to link our strategic business objectives, specific financial performance objectives and the enhancement of stockholder returns with the compensation of our executives, including our Named Executive Officers. Please refer to the CD&A section of this Proxy Statement for an overview of the compensation of our Named Executive Officers.

We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Executive Compensation Matters—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy statement.

This vote is advisory and therefore not binding on Akamai, the Compensation Committee of the Board, or the Board. The Board and the Compensation Committee value the opinions of Akamai stockholders and we will consider those stockholders’ concerns when making future compensation decisions for our Named Executive Officers, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. You may vote for or against or abstain from voting on this matter.

Board of Directors Recommendation

Our Board of Directors recommends that you vote to approve our 2011 executive compensation.

ITEM THREE

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Upon the recommendation of the Audit Committee, which conducted an annual review of the firm’s performance, our Board of Directors has selected PricewaterhouseCoopers LLP, independent auditors, which we sometimes refer to as PwC, to audit our financial statements for the year ending December 31, 2012. PwC has audited our financial statements for each fiscal year since our incorporation. Although stockholder approval of the selection of PwC is not required by law, our Board of Directors believes that it is advisable to give stockholders the opportunity to ratify this selection. The affirmative vote of holders of a majority of the shares of our common stock represented at the Annual Meeting is necessary to ratify the appointment of PwC as our registered independent accounting firm. In the event a majority of the shares of common stock represented at the Annual Meeting does not ratify the selection of PwC as our independent auditors, the Audit Committee will reconsider its selection. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The following table summarizes the fees we incurred for professional services provided by PwC for each of the last two fiscal years for audit, audit-related, tax and other services (in thousands):

Fee Category	2011	2010
Audit Fees (1)	$2,019	$1,935
Audit-Related Fees (2)	340	—
All Other Fees (3)	6	3

Total Fees	$2,365	$1,938

(1)	Audit fees consist of fees for the audit of our financial statements and internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to financial due diligence with respect to potential acquisitions and consultations concerning financial accounting and reporting standards.
(3)	All other fees include license fees for an accounting research tool.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy generally provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below. The Audit Committee may delegate pre-approval authority to one or more of its independent members but not to our management. Any such pre-approval by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Services can be approved in two ways: specific pre-approval or general pre-approval. Specific pre-approval represents the Audit Committee’s consent for the independent auditor to perform a specific project, set of services or transaction for us. General pre-approval represents the Audit Committee’s consent for the independent auditor to perform certain categories of services for us. If a particular service or project falls into a category that has been generally pre-approved by the Audit Committee within the preceding 12 months, specific pre-approval of that service or project need not be obtained. Any proposed services exceeding cost levels generally pre-approved by the Audit Committee will require specific pre-approval. From time to time, the Audit Committee may revise the list of services for which general pre-approval is granted. During 2011, 100% of the services provided by PwC were pre-approved by the Audit Committee.

PwC has provided tax services, as described in the Public Company Accounting Oversight Board Rule 3523, “Tax Services for Persons in Financial Reporting Oversight Roles,” to each of George H. Conrades, our Chairman of the Board of Directors, and F. Thomson Leighton, our Chief Scientist and a Director. PwC has provided such services to Mr. Conrades since 1999 and to Mr. Leighton since 2002. PwC and Akamai have determined that the provision of such services does not impact PwC’s independence because Messrs. Conrades and Leighton are in a financial reporting oversight role only because each serves as a member of our Board of Directors; they are not otherwise responsible for our financial reporting oversight. Akamai did not pay for these tax services on behalf of Messrs. Conrades or Leighton.

Board of Directors Recommendation

Our Board of Directors believes that ratification of the selection of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2012 is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR this proposal.

PART VI

OTHER MATTERS

Our Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our Board of Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, electronic mail and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Deadline for Submission of Stockholder Proposals for the 2013 Annual Meeting

Proposals of stockholders intended to be presented at the 2013 Annual Meeting of Stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us no later than December 6, 2012 in order to be included in the proxy statement and form of proxy relating to that meeting.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other business that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be delivered by the stockholder and received by the Secretary at the principal executive offices of Akamai (i) no earlier than 90 days before and no later than 70 days before the first anniversary of the date of the preceding year’s annual meeting, or (ii) if the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from the first anniversary date, (a) no earlier than 90 days before the annual meeting and (b) no later than 70 days before the annual meeting or ten days after the day notice of the annual meeting was mailed or publicly disclosed, whichever occurs first. Assuming the date of our 2013 Annual Meeting is not so advanced or delayed, stockholders who do wish to make a proposal at the 2013 Annual Meeting (other than one to be included in our proxy statement) should notify us no earlier than February 15, 2013 and no later than March 7, 2013.

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

By order of the Board of Directors,

/s/ Melanie Haratunian

April 5, 2012	MELANIE HARATUNIAN Senior Vice President, General Counsel and Secretary

APPENDIX A

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 16, 2012.

Vote by Internet • Go to www.envisionreports.com/AKAM • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — The Board of Directors recommends a vote FOR the director nominees and FOR Proposals 2 and 3.

1.	Election of Class I Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+

	01 - George H. Conrades	☐	☐	☐	02 - Martin M. Coyne II	☐	☐	☐	03 - Jill A. Greenthal	☐	☐	☐

	04 - Geoffrey A. Moore	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. To approve, on an advisory basis, the compensation of Akamai Technologies, Inc.’s named executive officers.	☐	☐	☐	3. To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of Akamai Technologies, Inc. for the fiscal year ending December 31, 2012.	☐	☐	☐
To transact such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — AKAMAI TECHNOLOGIES, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS Annual Meeting of Stockholders - May 16, 2012

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) George Conrades, Paul Sagan and Melanie Haratunian, or each of them with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2012 Annual Meeting of Stockholders of Akamai Technologies, Inc. and any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting.

This Proxy when properly executed will be voted in the manner directed by the Undersigned Stockholder(s). If no other indication is made, the Proxies shall vote “FOR” each of the director nominees and “FOR” Proposals 2 and 3.

PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE